EXHIBIT 2.1



--------------------------------------------------------------------------------







                            ASSET PURCHASE AGREEMENT

                                      among

                            GENERAL ELECTRIC COMPANY
                            (a New York corporation),

                          GE INSPECTION SERVICES, INC.
                            (a Delaware corporation),

                           LIBERTY TECHNOLOGIES, INC.
                          (a Pennsylvania corporation),

                               LTH DELAWARE, INC.
                            (a Delaware corporation)

                                       and

                        LIBERTY TECHNICAL SERVICES, INC.
                          (a Pennsylvania corporation)




                                  July 25, 1997





--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page

1.   Definitions .............................................................1

2.   Sale and Purchase .......................................................9
     2.1      Purchased Assets ...............................................9
     2.2      Excluded Assets ...............................................11
     2.3      License to Use Certain Assets .................................12
     2.4      Purchase Price ................................................12
     2.5      Escrow Account ................................................13
     2.6      Allocation of Purchase Price ..................................13
     2.7      Assumption of Liabilities .....................................13
     2.8      Limitations on Assumption of Liabilities ......................14
     2.9      Purchase Price Adjustments ....................................15
     2.10     Customer Contracts ............................................17
     2.11     Third Party Consents ..........................................18

3.   Employee Matters .......................................................18
     3.1      Employment of Employees of the Business .......................18
     3.2      Employee Benefits .............................................18
     3.3      Seller's Employee Benefits Plans and Benefit Arrangements .....19
     3.4      WARN Act ......................................................19

4.   Closing ................................................................20
     4.1      Time; Location ................................................20
     4.2      Transaction Documents and Other Deliveries by the
              Selling Parties ...............................................20
     4.3      Transaction Documents and Other Deliveries by the
              Buying Parties ................................................21
     4.4      Closing Documents .............................................21
     4.5      Reasonable Steps ..............................................21

5.   Representations and Warranties of the Selling Parties ..................21
     5.1      Corporate Status ..............................................21
     5.2      Authorization .................................................21
     5.3      Consents and Approvals ........................................22
     5.4      Business and Subsidiaries .....................................22
     5.5      Financial Statements ..........................................22
     5.6      Accounts Receivable ...........................................23
     5.7      Inventory .....................................................23
     5.8      Absence of Certain Changes or Events ..........................23
     5.9      Title to Assets; Absence of Liens and Encumbrances ............24
     5.10     Real Property .................................................25

     5.11     Intellectual Property, Software and Confidential
              Information ...................................................26
     5.12     Contracts .....................................................27
     5.13     Governmental Permits ..........................................29
     5.14     Legal Proceedings and Compliance with Laws;
              Environmental Matters .........................................29
     5.15     Absence of Undisclosed Liabilities ............................30
     5.16     Taxes .........................................................30
     5.17     Books and Records .............................................30
     5.18     Employees and Employee Relations; Independent Contractors .....30
     5.19     Employee Benefit Plans ........................................31
     5.20     Finder's Fee ..................................................33
     5.21     Interest in Business or Purchased Assets ......................33
     5.22     Condition of Assets ...........................................33
     5.23     Affiliate Transactions ........................................33
     5.24     Insurance .....................................................34
     5.25     No Significant Items Excluded .................................34
     5.26     Previous Sales; Warranties ....................................34
     5.27     Customers and Suppliers .......................................34
     5.28     Completeness and Accuracy of Information ......................35
     5.29     Solvency ......................................................35

6.   Representations and Warranties of the Buying Parties ...................35
     6.1      Corporate Status ..............................................35
     6.2      Authorization .................................................35
     6.3      Consents and Approvals ........................................36
     6.4      Finder's Fees .................................................36
     6.5      Accuracy of Information .......................................36

7.   Covenants Related to Proxy Statement and Special Meeting................36
     7.1      Proxy Statement ...............................................36
     7.2      Disclosure ....................................................36
     7.3      Special Meeting................................................37
     7.4      Filings and Correspondence ....................................37
     7.5      Buyer Provided Information ....................................37

8.   Covenants of the Selling Parties Prior to Closing Date .................37
     8.1      Required Actions ..............................................37
     8.2      Prohibited Actions ............................................41
     8.3      No Solicitation. ..............................................42

9.   Covenants of the Buying Parties Prior to Closing Date ..................43
     9.1      Required Actions ..............................................43
     9.2      Title Review ..................................................43
     9.3      Approvals, Consents ...........................................44

10.   Conditions Precedent to Obligations of the Buying Parties .............44
      10.1     Representations, Warranties and Agreements ...................44
      10.2     Certificates of Selling Parties ..............................44
      10.3     Secretary's Certificates .....................................45
      10.4     Good Standing Certificates ...................................45
      10.5     Legal Matters ................................................45
      10.6     No Material Adverse Effect or Damage .........................45
      10.7     Actions and Proceedings ......................................45
      10.8     Post-Signing Financial Statements ............................45
      10.9     Environmental Assessment .....................................46
      10.10    Shareholder Approvals ........................................46
      10.11    Consents .....................................................46
      10.12    Ancillary Documents ..........................................46
      10.13    Legal Opinion ................................................46
      10.14    Title Insurance and Surveys ..................................46
      10.15    Fairness Opinion .............................................46
      10.16    Bank Consent and Release .....................................46
      10.17    HSR Act Waiting Period .......................................46

11.   Conditions Precedent to Obligations of the Selling Parties ............47
      11.1     Representations, Warranties and Agreements ...................47
      11.2     Legal Matters ................................................47
      11.3     Actions and Proceedings ......................................47
      11.4     Shareholder Approval .........................................47
      11.5     Ancillary Documents ..........................................47
      11.6     Legal Opinion ................................................47
      11.7     Fairness Opinion .............................................47
      11.8     HSR Act Waiting Period .......................................47

12.   Competition and Confidentiality by the Selling Parties ................48
      12.1     Noncompetition ...............................................48
      12.2     Confidentiality ..............................................48
      12.3     Affiliates ...................................................48
      12.4     Injunctive Relief ............................................48

13.   Additional Covenants ..................................................49
      13.1     Post-Closing Receipts ........................................49
      13.2     Bulk Transfer Laws ...........................................49
      13.3     Transfer Taxes ...............................................49
      13.4     Termination of Non-Assumed Customer Contracts ................49
      13.5     Seller Insurance Policy ......................................49
      13.6     Administrative Assistance by the Selling Parties .............50

     13.7     Further Assurances of the Selling Parties .....................50
     13.8     Further Assurances of the Buying Parties ......................50

14.  Termination ............................................................50
     14.1     Termination of Agreement ......................................50
     14.2     Return of Documents ...........................................51
     14.3     Effect of Termination .........................................51

15.  Survival of Representations and Warranties; Indemnification ............52
     15.1     Survival of Representations and Warranties ....................52
     15.2     Indemnification by the Selling Parties ........................52
     15.3     Limitations on Obligation of Selling Parties to Indemnify .....53
     15.4     Indemnification by the Buying Parties .........................54
     15.5     Limitations on Obligation of Buying Parties to Indemnify ......54
     15.6     Environmental Losses ..........................................54
     15.7     Procedures for Indemnification ................................56
     15.8     Payment of Indemnification Obligations ........................57
     15.9     Interest on Unpaid Obligations ................................57
     15.10    Sole Remedies .................................................57

16.  General ................................................................58
     16.1     Expenses ......................................................58
     16.2     Limitation on Selling Parties' Representations ................58
     16.3     Publicity .....................................................58
     16.4     Amendment, Severability, Parties in Interest, Assignment,
              Etc. ..........................................................58
     16.5     Waivers .......................................................59
     16.6     Notices .......................................................59
     16.7     Entire Agreement ..............................................60
     16.8     Interpretation ................................................60
     16.9     Governing Law .................................................61
     16.10    Counterparts ..................................................61

     SCHEDULES

         1(a)          Certain Directors, Officers and
                        Employees of the Selling Parties
         2.1           Permitted Encumbrances
         2.1.1         Real Property Owned
         2.1.2         Real Property Leased
         2.1.3         Equipment, Machinery and Other
                        Tangible Personal Property
         2.1.4         Certain Assigned Contracts
         2.1.6         Governmental Permits
         2.1.12        Prepaid Expenses
         2.2.6         Excluded Assets of Boggs Technical Services Business
                        and Dynamic Testing Services Business
         2.2.7         Other Excluded Assets
         2.6           Allocation of Purchase Price
         2.10          Assumed Customer Contracts and
                        Non-Assumed Customer Contracts
         3.1           Employees Actively Employed Full-Time by
                        Seller in the Conduct of the Business
         5.3           Required Consents
         5.5           Financial Statements
         5.6           Absence of Certain Accounts Receivable
         5.7           Location of Inventory
         5.8           Certain Changes or Events
         5.9           Assets Disposed of Since Balance Sheet Date
         5.10.2        Leased Real Property of Seller and Assigned Leases
         5.10.3        Real Property Previously Owned, Leased
                        or Operated
         5.11          Intellectual Property and Software
         5.12          Contracts
         5.14          Legal Proceedings and Court Orders;
                        Environmental Matters
         5.15          Other Liabilities
         5.18          Employees and Employee Relations
         5.18A         Liabilities With Respect to Independent
                        Contractors
         5.19          Employee Benefit Plans
         5.21          Interest in Business or Purchased Assets
         5.23          Affiliate Transactions
         5.24          Insurance
         5.27          Customers and Suppliers
         7.2           Buyer Provided Information
         12.1          Product Sales and Sales Demonstrations

     EXHIBITS

         A             Form of Escrow Agreement
         B             Form of Radview License Agreement
         C             Customer Terms and Conditions
         D             Form of Warranty Deed
         E             Form of Bill of Sale, Assignment
                          and Assumption
         F             Form of Assignment of Trademarks,
                          Service Marks and Registrations
         G             Form of Consent and Release of
                          First Union National Bank

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT is made as of July 25, 1997 by and among General Electric Company, a New York corporation ("GE"), GE Inspection Services, Inc., a Delaware corporation and wholly-owned subsidiary of GE ("Buyer" and, together with GE, the "Buying Parties"), Liberty Technologies, Inc., a Pennsylvania corporation ("LTI"), LTH Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of LTI ("LTH"), and Liberty Technical Services, Inc., a Pennsylvania corporation and indirect wholly-owned subsidiary of LTI ("Seller" and, collectively with LTH and LTI, the "Selling Parties"). Certain other terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

                                   Background

     This Agreement sets forth the terms and conditions under which Buyer is purchasing the assets (other than Excluded Assets, as hereinafter defined) of Seller used by Seller in the conduct of its business, and Seller is selling to Buyer such assets (other than Excluded Assets).

                                   Witnesseth

     NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.   Definitions.

     For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

     "Accounts Payable" means as of any date any accounts payable as would appear on a balance sheet of the Business as of such date prepared in accordance with GAAP, other than any amounts payable to any Selling Party or an Affiliate of a Selling Party.

     "Accounts Receivable" means as of any date any accounts receivable, notes receivable, bid or performance deposits, employee advances and other miscellaneous receivables included in the assets of or that arose in connection with the Business.

     "Accrued Expenses" means as of any date any accrued payroll and vacation and other accrued expenses as would appear on a balance sheet of the Business as of such date prepared in accordance with GAAP, other than any amounts payable to a Selling Party or an Affiliate of a Selling Party and any compensation payable to Employees or others contingent upon or as a result of the Transactions.

     "Affiliates" means, with respect to a particular Party, Persons or entities controlling, controlled by or under common control with that Party, as well as any officers and directors of that Party or any Affiliates of any of the foregoing. For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

     "Agreement" means this Agreement and the Exhibits and Schedules hereto.

     "Assigned Leases" is defined in Section 5.10.2.

     "Assumed Customer Contracts" is defined in Section 2.10.

     "Assumed Liabilities" is defined in Section 2.7.

     "Balance Sheet" is defined in Section 5.5.

     "Balance Sheet Date" is defined in Section 5.5.

     "Benefit Plan" means any (i) "employee benefit plan" as defined in Section 3(3) of ERISA and any related or separate Contract, plan, trust, program, policy and arrangement and (ii) supplemental retirement, bonus, vacation, deferred compensation, severance, incentive or other employee benefit plan, program, arrangement, practice, custom or understanding, in each case whether formal or informal, that provides benefits of economic value to any Employee or any former employee of a Selling Party (including, without limitation, any entity described in Section 5.19.1) or any present or former beneficiary, dependent or assignee of any such Employee or former employee.

     "Boggs Technical Services Business" means the valve and mechanical component testing and diagnostic services business and assets acquired pursuant to the Option to Purchase and Asset Purchase Agreement among LTI, Boggs Technical Services, Inc., d/b/a M.O.V. Service Group, and Marcus Boggs dated as of January 11, 1993 (as amended to date), and as replaced or acquired since such date and owned and operated by the Selling Parties.

     "Books and Records" is defined in Section 5.17.

     "Business" means the entire business and operations of Seller, LTI's indirect wholly-owned subsidiary, as presently conducted by Seller, and the real property and facilities owned, leased or used, in whole or in part, by Seller; provided, however, that the term "Business" as used in this Agreement shall not be deemed to include the Boggs Technical Services Business and the Dynamic Testing Services Business.

     "Buyer" is defined above in the preamble.

     "Buyer Indemnified Party" is defined in Section 15.2.

     "Buyer Provided Information" is defined in Section 7.2.

     "Buyers' General Liabilities" is defined in Section 15.4.

     "Buying Party" is defined above in the preamble.

     "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, certificate of formation, operating agreement, joint venture agreement or similar document governing the entity.

     "Claim Notice" is defined in Section 15.7.1.

     "Closing" means the consummation of the Transactions.

     "Closing Date" means October 1, 1997, or, if all conditions precedent to the Closing set forth in Section 10 and Section 11 of this Agreement are not satisfied or waived as of October 1, 1997, the earliest practicable date after all such conditions precedent are satisfied or waived or such other date as the Parties shall mutually agree.

     "Closing Payment" is defined in Section 2.4.2.1.

     "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto.

     "Confidential Information" is defined in Section 12.2.

     "Contract" means any written or oral contract, agreement, lease, instrument or other commitment that is binding on any Person or its property under applicable Law.

     "Copyrights" means any registered copyrights, copyright applications and unregistered copyrights.

     "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under applicable Law.

     "Customer Records" is defined in Section 2.1.5.

     "Customer Terms and Conditions" is defined in Section 2.10.

     "Default" means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

     "Dynamic Testing Services" means the provision of services involving the condition monitoring of, and predictive and general maintenance and repair for, plant equipment, including, without limitation, valves, compressors, turbines, engines, motors and motor-driven equipment, now or hereafter provided.

     "Dynamic Testing Services Business" means the Dynamic Testing Services business of the Selling Parties.

     "Employee" is defined in Section 5.18.

     "Encumbrances" means any lien, mortgage, security interest, license right, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

     "Environmental Assessment" is defined in Section 8.1.11.

     "Environmental Condition" is defined in Section 5.14.2.

     "Environmental Law" means any Law (including but not limited to the Clean Water Act, 33 U.S.C. ss.ss. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., the River and Harbor Act, 33 U.S.C. ss. 407, and the Occupational Safety and Health Act, 29 U.S.C. ss.ss. 651 et. seq., each as may be amended from time to time), Court Order (whether or not by consent), any duties imposed by applicable common law and any applicable provision or condition of any Governmental Permit relating to (i) the protection of the environment, employees or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any Hazardous Substance or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

     "Environmental Losses" is defined in Section 15.6.1.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agent" means PNC Bank, National Association.

     "Escrow Agreement" means the Escrow Agreement among LTI, LTH, Seller, GE, Buyer and the Escrow Agent to be entered into effective as of the Closing, substantially in the form of Exhibit A.

     "Escrow Funds" is defined in Section 2.4.2.1.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Assets" is defined in Section 2.2.

     "Financial Statements" is defined in Section 5.5.

     "Fixed Assets Verification" is defined in Section 2.9.1.

     "GAAP" means generally accepted accounting principles of the United States of America consistently applied.

     "GE" is defined above in the preamble.

     "Governmental Permits" means all governmental permits, licenses, registrations, certificates of occupancy, orders, approvals and other governmental authorizations.

     "Hazardous Substances" means any toxic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety including (i) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., (ii) any "extremely hazardous substance," "hazardous chemical" or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss.ss. 11001 et seq., (iii) any "hazardous waste," as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., (iv) any "pollutant," as defined under the federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 et seq., as any of such laws in clauses (i) through (iv) may be amended from time to time, and (v) any regulated substance or waste under any Laws or Court Orders that currently exist or that may be enacted, promulgated or issued in the future by any federal, state or local governmental authorities concerning protection of the environment or the public welfare.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

     "Indemnified Party" means either a Seller Indemnified Party or a Buyer Indemnified Party, as the context so requires.

     "Intellectual Property" means any and all Copyrights, Patents, Trademarks, technology rights and licenses, logos, trade names, Trade Secrets, franchises, know-how, inventions, methods, techniques and other intellectual property used, in whole or in part, directly or indirectly, in the conduct of the Business.

     "Inventory" means the inventory of the Business, including raw materials, supplies, work in process and finished goods.

     "Knowledge" and words of similar import means, with respect to any Party, actual knowledge of a particular fact being known by any director or officer of such Party and with respect to the Selling Parties, also includes each of the individuals listed in Schedule 1(a) hereto who, in the ordinary course, make or have made reasonable inquiry of his or her direct subordinates.

     "Law" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

     "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

     "Licensed Assets" is defined in Section 2.3.

     "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

     "Losses" means all losses, costs, claims, Liabilities, demands, fines, judgments, penalties, damages and expenses of any nature whatsoever, including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel and consultants of every kind, nature and description charged to or incurred by them in connection therewith.

     "LTH" is defined above in the preamble.

     "LTI" is defined above in the preamble.

     "Material Adverse Effect" means a material adverse effect on the Business, including the Purchased Assets, financial condition, results of operations, liquidity, Products, prospects, customers and customer relations thereof.

     "NDT Services" means nondestructive testing and evaluation services.

     "Non-Assumed Customer Contracts" is defined in Section 2.10.

     "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent with past practice.

     "Party" means LTI, LTH, Seller, GE or Buyer, individually, as the context so requires, and the term "Parties" means LTI, LTH, Seller, GE and Buyer, collectively.

     "Patents" means any patents, patent applications, reissue patents, patents of addition, divisions, renewals, continuations, continuations-in-part, substitutions, additions and extensions of any of the foregoing.

     "PBCL" means the Pennsylvania Business Corporation Law of 1988, as amended.

     "Permitted Encumbrances" is defined in Section 2.1.

     "Person" means any natural person, corporation, company, partnership, proprietorship, trust or estate, joint venture, association or other legal entity.

     "Post-Signing Customer Contract" is defined in Section 2.10.

     "Post-Signing Financial Statements" is defined in Section 5.5.

     "Pre-Signing Customer Contracts" is defined in Section 5.12.

     "Prime Rate" means the prime lending rate as published from time to time in The Wall Street Journal).

     "Prior Acquisition" means the acquisition by LTI and Seller of the assets and business of Industrial NDT Company, Inc., a South Carolina corporation, pursuant to the Ridgeway Agreement.

     "Products" means any of the products or product lines manufactured and/or marketed by Seller in the conduct of the Business.

     "Proxy Statement" is defined in Section 7.1.

     "Purchased Assets" is defined in Section 2.1.

     "Purchase Price" is defined in Section 2.4.1.

     "Radview License Agreement" means the Radview License Agreement among LTI and Buyer to be entered into effective as of the Closing, substantially in the form of Exhibit B.

     "Real Property" means the Real Property Leased and the Real Property Owned, collectively.

     "Real Property Leased" is defined in Section 2.1.2.

     "Real Property Owned" is defined in Section 2.1.1.

     "Required Consents" is defined in Section 5.3.

     "Ridgeway Agreement" means the Agreement and Plan of Merger by and among LTI, Seller, Industrial NDT Company, Inc., a South Carolina corporation, John D. Ridgeway, Jr. and Sandra R. Miles, dated as of March 11, 1994, as amended to date, together with related employment and severance agreements between the parties thereto.

     "SEC" means the United States Securities and Exchange Commission.

     "Seller" is defined above in the preamble.

     "Seller Indemnified Party" is defined in Section 15.4.

     "Seller Insurance Policy" is defined in Section 8.1.16.

     "Sellers' General Liabilities" is defined in Section 15.2.

     "Selling Party" is defined above in the preamble.

     "Software" means any computer software of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-Business usage (e.g., purchase or service order processing, etc.) and all computer operating, security or programming software, that is owned by or licensed to Seller or used, in whole or in part, directly or indirectly, or has been developed or designed for or is in the process of being developed or designed for use, in whole or in part, directly or indirectly, in the conduct of the Business, and any and all documentation and object and source codes related thereto.

     "Special Meeting" is defined in Section 7.3.

     "Taxes" means all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority, including, without limitation, income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

     "Trademarks" means any registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

     "Trade Secrets" means any trade secrets, methods, processes and procedures, engineering, production, assembly, design, installation, other technical drawings and specifications, working notes and memos, market studies, consultants' reports, know-how, proprietary information, research, product plans, products, services plans, services, customer lists, marketing, distribution and sales methods and systems, formulae, technical and laboratory data, competitive samples, engineering prototypes, and all similar property of any nature, tangible or intangible, used, in whole or in part, or related to, directly or indirectly, the Business.

     "Transaction Documents" means, collectively, this Agreement, the Escrow Agreement, the real property conveyances described in Section 4.2.2, the assignments of the Assigned Leases described in Section 4.2.3, the Bill of Sale, Assignment and Assumption described in Section 4.2.4, the Trademark Assignment described in Section 4.2.5, the Radview License Agreement described in Section
4.2.6 and the consent and release of First Union National Bank described in
Section 4.2.7.

     "Transactions" means the sale of the Purchased Assets and the other transactions contemplated by the Transaction Documents.

     "Unliquidated Claim" is defined in Section 15.7.1.

     "Warn Act" is defined in Section 3.4.

2.   Sale and Purchase.

     2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Buyer, free and clear of all Encumbrances whatsoever, other than permitted Encumbrances set forth in Schedule 2.1 (the "Permitted Encumbrances"), and Buyer shall purchase from Seller, the Business as a going concern and all right, title and interest of Seller in and to all of the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated constituting or used, in whole or in part, in the Business (the "Purchased Assets") as the same shall exist on the Closing Date (other than the Excluded Assets), including, without limitation, the following:

          2.1.1 Real Property Owned. The real property owned by Seller described in Schedule 2.1.1, together with the buildings, structures, improvements and fixtures located thereon, and all rights, privileges, easements, licenses, hereditaments and other appurtenances relating thereto (the "Real Property Owned");

          2.1.2 Real Property Leased. Seller's interest, as lessee, in the real property leased by Seller described in Schedule 2.1.2, and any easements, deposits or other rights pertaining thereto (the "Real Property Leased");

          2.1.3 Equipment, Machinery and Other Tangible Personal Property. All machinery, equipment, leasehold improvements, trucks, automobiles, supplies, office furniture and office equipment, computers and telecommunications equipment and other items of personal property that are owned by Seller and used, in whole or in part, in the conduct of the Business, including those described in Schedule 2.1.3;

          2.1.4 Contracts Relating to the Business. All of the interest of Seller in all Contracts, leases of machinery, equipment and other personal property, sale orders, purchase orders, commitments, instruments and all other agreements (other than the Non-Assumed Customer Contracts and the Assumed Customer Contracts), but including those listed in Schedule 2.1.4, relating to the acquisition or ownership by Seller of any of the Purchased Assets or the operation of the Business, including, without limitation, any agreements with respect to noncompetition under any Contracts related to the Prior Acquisition;

          2.1.5 Customer Records, Sales and Marketing Materials. All customer records, including principal contacts, address and telephone number, purchasing history, payment information and any other information with respect to the customers of the Business (the "Customer Records"), sales data, catalogs, brochures, suppliers' names, mailing lists, art work, photographs and advertising material that relate to the Business, whether in electronic form or otherwise;

          2.1.6 Governmental Permits. All rights under Governmental Permits relating to the Business, including those listed in Schedule 2.1.6, to the extent such Governmental Permits are transferable to Buyer;

          2.1.7 Trade Secrets. All Trade Secrets;

          2.1.8 Intellectual Property. All Intellectual Property, including, without limitation, the Intellectual Property described in Schedule 5.11 (other than that described in Section 2.1.7) and the rights to the name "Industrial NDT Company, Inc.";

          2.1.9 Property, Personnel and Accounting Records. All other records of Seller relating to the Business, including property records and copies of records relating to Employees;

          2.1.10 Inventory. All Inventory relating to the Business on the Closing Date;

          2.1.11 Accounts Receivable. All Accounts Receivable existing at the Closing Date;

          2.1.12 Prepaid Expenses. All rights relating to any prepaid expenses of or arising in connection with the Business at the Closing Date, including those described in Schedule 2.1.12;

          2.1.13 Software. All Software, including, without limitation, the Software described in Schedule 5.11, in both object code and source code form, and all documentation related thereto; provided, however, that all third-party licensed Software included in the Purchased Assets shall be transferred to Buyer subject to the terms and conditions of the third-party licenses listed in Schedule 5.11 under which Seller acquired such licensed Software;

          2.1.14 Insurance Contracts and Policies. All rights under any insurance Contracts to which Seller is a party and any insurance policies maintained by Seller with respect to the Business;

          2.1.15 Other Intangible Assets. All other assets (including all causes of action, rights of action, contract rights and warranty and product liability claims against third parties) relating to the Purchased Assets or the Business; and

          2.1.16 Customer Contracts. The Assumed Customer Contracts listed in
     Schedule 2.10 and any Non-Assumed Customer Contract for which the Buying Parties make the election pursuant to Section 2.10 to include such Non-Assumed Customer Contract within the Purchased Assets.

     2.2 Excluded Assets. Notwithstanding Section 2.1, the following assets of Seller (collectively, the "Excluded Assets") shall be excluded from this Agreement, and shall not be assigned or transferred to Buyer:

          2.2.1 Cash and cash equivalents on hand or in bank accounts;

          2.2.2 Goodwill on Seller's balance sheet as of the Closing Date;

          2.2.3 The consideration paid to Seller pursuant to this Agreement;

          2.2.4 Corporate minute books and stock books;

          2.2.5 Any claims and rights against third parties (including, without limitation, insurance carriers), to the extent they relate to Liabilities that are not assumed by Buyer hereunder (except to the extent Buyer shall have incurred Liabilities related to such claims and rights);

          2.2.6 The assets of the Boggs Technical Services Business and the Dynamic Testing Services Business owned by Seller listed in Schedule 2.2.6;

          2.2.7 The assets listed in Schedule 2.2.7 (including intellectual property and trade secrets relating thereto); and

          2.2.8 The Non-Assumed Customer Contracts (other than those Non-Assumed Customer Contracts that the Buying Parties elect, pursuant to Section 2.10 and subject to the indemnification obligations of the Selling Parties set forth in Section 15, to include within the Purchased Assets).

     2.3 License to Use Certain Assets. To the extent that there are any tangible or intangible assets owned or licensed by LTI or LTH and used, in whole or in part, by Seller in the conduct of the Business that (i) are not included as Purchased Assets under Section 2.1 and (ii) are not specifically designated as Excluded Assets under Section 2.2 (collectively, the "Licensed Assets") (none of which the Selling Parties have knowledge exist on the date hereof), the Selling Parties hereby grant to Buyer an irrevocable, nonexclusive, perpetual, paid-up, royalty-free, worldwide, transferable license, with full rights to sublicense, to:

          2.3.1 use, operate, copy, make, manufacture, maintain, market, license, sell or otherwise distribute the Licensed Assets or any portion of the Licensed Assets in connection with the conduct of the Business after the Closing Date;

          2.3.2 create derivative works based upon, incorporating or derived from the Licensed Assets or any portion of the Licensed Assets, and to use, operate, copy, make, manufacture, maintain, market, license, sell or otherwise distribute such derivative works in connection with the conduct of the Business after the Closing Date; and

          2.3.3 modify, enhance and improve the Licensed Assets or any portion of the Licensed Assets or any derivative works based upon, incorporating or derived from the Licensed Assets or any portion of the Licensed Assets, and to use, operate, copy, make, manufacture, maintain, market, license, sell or otherwise distribute such modifications, enhancements and improvements in connection with the conduct of the Business after the Closing Date.

     To the extent that any of the Licensed Assets may not be licensed, the Selling Parties shall take all steps reasonably required to assure that Buyer obtains the benefit of such Licensed Assets without the incurrence of any Liability by a Buying Party.

     2.4 Purchase Price.

          2.4.1 Subject to any adjustment pursuant to Section 2.9, the total purchase price for the Purchased Assets (the "Purchase Price") equals the sum of $13,600,000 in cash and the Assumed Liabilities.

          2.4.2 Subject to the terms and conditions of this Agreement, Buyer shall pay the Purchase Price to Seller as set forth below:

               2.4.2.1 At the Closing, Buyer shall pay by a wire transfer of immediately available funds (A) to the Escrow Agent in accordance with the Escrow Agreement, 10% of (y) $13,600,000 plus (z) the aggregate dollar amount of the Assumed Liabilities set forth in Section 2.7.1 (collectively, the "Escrow Funds"), and (B) to Seller in accordance with instructions provided by Seller at least three business days prior to the Closing Date, the difference between the Purchase Price and the Escrow Funds (the "Closing Payment").

               2.4.2.2 At the Closing, Buyer shall assume the Assumed Liabilities as provided in Section 2.7.

     2.5 Escrow Account. At the Closing, LTI, LTH, Seller, GE and Buyer shall enter into the Escrow Agreement with the Escrow Agent under which the Escrow Agent shall hold the Escrow Funds to secure the indemnification obligations of the Selling Parties hereunder.

     2.6 Allocation of Purchase Price. The Purchase Price shall be allocated based upon the fair market values of the Purchased Assets conforming with the requirements of Section 1060 of the Code. At least 10 business days prior to the Closing, the Buying Parties shall prepare and deliver to the Selling Parties
Schedule 2.6 setting forth the allocation of the Purchase Price in accordance with this Section 2.6 as agreed to by the Parties. Neither the Selling Parties nor the Buying Parties will take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any way inconsistent with the terms of this
Section 2.6, except to the extent such a position is prohibited under applicable Law.

     2.7 Assumption of Liabilities. As of the Closing, Buyer shall acquire the Purchased Assets subject only to, and shall undertake, assume, perform and otherwise pay, satisfy and discharge, and hold Seller harmless from, the following Liabilities, excluding any Liabilities (but including Liabilities under the Radview License Agreement) to a Selling Party or any Affiliate of a Selling Party (collectively, the "Assumed Liabilities"):

          2.7.1 Subject to the limitation set forth below, all Accounts Payable, Accrued Expenses (excluding accrued vacation for years prior to 1997) and accrued Taxes that would be included in a balance sheet of the Business prepared as of the Closing Date in accordance with GAAP and have not been incurred as a result of any action of the type prohibited by Section 8.2; provided, however, that Buyer shall not assume any Accounts Payable, Accrued Expenses and accrued Taxes under this Section 2.7.1 that in the aggregate exceed $1,390,000;

          2.7.2 Any Contract of the Business, other than the Non-Assumed Customer Contracts and the Assumed Customer Contracts, entered into in the ordinary course of business (a) that would not be required under GAAP to be included in the Balance Sheet or a balance sheet of the Business prepared as of the Closing Date in accordance with GAAP, (b) that were not entered into in violation of any covenant contained in Section 8.2, and (c) for which the rights thereunder have been duly and effectively assigned to Buyer as of the Closing; and

          2.7.3 Any Assumed Customer Contracts listed in Schedule 2.10 and any Non- Assumed Customer Contract that the Buying Parties elect, pursuant to
     Section 2.10 and subject to the indemnification obligations of the Selling Parties set forth in Section 15, to include within the Purchased Assets or take a subcontract from Seller to perform NDT Services on Seller's behalf after the Closing.

     2.8 Limitations on Assumption of Liabilities. Except for Permitted Encumbrances and as otherwise provided in Section 2.7, Seller shall transfer the Purchased Assets to Buyer free and clear of all Encumbrances, and without any assumption of Liabilities, and Buyer shall not, by virtue of its purchase of the Purchased Assets, assume or become responsible for under this Agreement or any other Transaction Document, as of the Closing or at any time, any Liabilities of any Selling Party or any other Person, including, without limitation, the following: (i) any notes payable or long-term debt (including any current portion) of Seller or of any other Person guaranteed by Seller or secured by any of the Purchased Assets prior to the Closing; (ii) any Liabilities arising out of any breach by a Selling Party of any provision of any Contract; (iii) any product liability or similar claim for injury to any Person or property, regardless of when made or asserted, that arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by a Selling Party, or alleged to have been made by a Selling Party, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of a Selling Party on or prior to the Closing; (iv) any Liabilities arising in connection with services performed by Buyer after the Closing Date in conformity with defective engineering or other specifications agreed to or established by Seller prior to the Closing Date that are caused by, arise from or relate to defects in such specifications; (v) any service or warranty obligations of Seller to redo or re-perform services or repair or replace defective products sold or leased by Seller under the terms of any Contract, order or transaction entered into by Seller prior to the Closing Date or any incidental or consequential damages or any personal injury or property damages related thereto; (vi) any federal, state or local income or other Tax payable with respect to the Business, the Purchased Assets, or other properties or operations of a Selling Party or any member of any affiliated group of which a Selling Party is a member for any period prior to the Closing Date (except to the extent that such Taxes are included in the Taxes specified in Section 2.7.1); (vii) any Liabilities under or in connection with any Excluded Assets; (viii) any Liabilities arising prior to or as a result of the Closing to or with respect to any employees, agents or independent contractors of the Selling Parties (except to the extent that such Liabilities are included in the Liabilities specified in Section 2.7.1) and any Liabilities arising under any Benefit Plan or other benefit arrangement of any kind whatsoever of any Selling Party (including, without limitation, any entity described in Section 5.19.1), including, without limitation, any severance payments or obligations or any obligations arising under the Consolidated Omnibus Budget Reconciliation Act of 1985 or Section 4980B of the Code; (ix) any Liabilities of the Selling Parties arising from or incurred in connection with the negotiation, execution and performance of this Agreement, the other Transaction Documents and the Transactions except as otherwise provided herein or therein; (x) any Environmental Losses arising from or related to circumstances existing on or before the Closing Date; (xi) any Liabilities arising from or incurred in connection with, before or after the Closing, the Boggs Technical Services Business and the Dynamic Testing Services Business;
(xii) any Liabilities arising from or incurred in connection with any Defaults by a Selling Party under applicable Laws; (xiii) any Liabilities arising from or incurred in connection with the performance of the Assumed Customer Contracts or the Non-Assumed Customer Contracts by the Selling Parties on or before the Closing; (xiv) any Liabilities arising from or incurred in connection with the performance or termination of the Non-Assumed Customer Contracts by any Person other than the Buying Parties after the Closing; (xv) any Liabilities arising from or incurred in connection with the performance of a Non-Assumed Customer Contract by Buyer after the Closing either pursuant to the election of the Buying Parties to (A) include such Non-Assumed Customer Contract within the Purchased Assets or (B) take a subcontract from Seller to perform NDT Services on Seller's behalf after the Closing under such Non-Assumed Customer Contract, which Liabilities, whether arising in tort or contract Law, exceed the sale price of such Non-Assumed Customer Contract or represent consequential damages; and (xvi) any Liabilities arising from or incurred in connection with the breach of a representation or warranty by a Selling Party.

     2.9 Purchase Price Adjustments.

          2.9.1 Pre-Closing Fixed Assets Verification. Prior to the Closing, the Buying Parties shall conduct a verification (the "Fixed Assets Verification") of up to 80% in aggregate book value of the fixed assets of Seller as reflected on the balance sheet of Seller as of May 31, 1997 (such 80% in aggregate book value of such fixed assets being referred to herein as the "Minimum Fixed Assets"). In the event that the Buying Parties are unable to verify the existence prior to the Closing of the Minimum Fixed Assets, the Purchase Price set forth in Section 2.4.1 and the Closing Payment to be paid by Buyer at the Closing pursuant to Section 2.4.2.1 shall be reduced by the aggregate book value of the fixed assets not verified by the Buying Parties that are included in the Minimum Fixed Assets. Notwithstanding anything herein to the contrary, any reduction in the Purchase Price pursuant to this Section 2.9.1 shall not reduce the amount of the Escrow Funds. The Selling Parties shall cooperate with the Buying Parties in the conduct of the Fixed Assets Verification, including, without limitation, giving the Buying Parties and their accountants, consultants and other representatives, upon reasonable notice and during normal business hours, full access to such fixed assets.

          2.9.2 Post-Closing Purchase Price Adjustment. As soon as practicable following the Closing Date, but not later than 90 days thereafter, KPMG Peat Marwick LLP (the "Independent Accountant") shall conduct an audit of the balance sheet of Seller as of the Closing Date, including, without limitation, the aging of and independent verification of all Accounts Receivable of Seller as of the Closing Date. In connection with its audit, the Independent Accountant shall determine (a) the actual amount of the Working Capital of Seller as of the Closing Date and (b) the final aggregate dollar amount of any adjustments in the Accounts Receivable balance of Seller as of the Closing Date resulting from such independent verification and audit (the "Accounts Receivable Adjustment"). The Independent

     Accountant shall execute a certificate (the "Working Capital Certificate") setting forth the final dollar amount of the Working Capital as of the Closing Date and the amount of the Accounts Receivable Adjustment included within the determination of Working Capital. The Working Capital Certificate shall also contain the audited balance sheet of Seller as of the Closing Date and an aging schedule of Accounts Receivable as of the Closing Date. For purposes of this Agreement, "Working Capital" as of any date shall be deemed to be the aggregate dollar value determined in accordance with GAAP represented by: (i) Accounts Receivable (net of an allowance for doubtful accounts determined in accordance with GAAP), (ii) Inventory and (iii) Prepaid Expenses, less (y) Accounts Payable and (z) Accrued Expenses. If the Working Capital as reflected on the Working Capital Certificate is less than $2,100,000, then Seller shall pay in cash to Buyer the amount of the difference. The payment, if any, to be made under this Section 2.9.2 shall be made, without interest thereon, within five business days after delivery of the Working Capital Certificate by the Independent Accountant to the Parties. The fees and expenses of the Independent Accountant in connection with the audit shall be paid by Buyer. To the extent that the audit performed in accordance with this Section
     2.9.2 identifies an Accounts Receivable Adjustment that has the effect of reducing the amount of Working Capital as reflected on the Working Capital Certificate to less than $2,100,000 (the difference between $2,100,000 and that portion of the Accounts Receivable Adjustment that decreases Working Capital to below $2,100,000 being referred to herein as the "Accounts Receivable Reduction"), the Buying Parties shall only be entitled to make a Claim for indemnification under Section 15 with respect to the breach of a representation and warranty set forth in Section 5.6 or otherwise in this Agreement relating to Accounts Receivable, if any, to the extent that such Claim exceeds the amount of the Accounts Receivable Reduction.

          2.9.3 Dispute Resolution. In the event the Selling Parties dispute any Purchase Price adjustment set forth in Section 2.9.1, then the Selling Parties shall notify the Buying Parties in writing of such dispute within five days after delivery to the Selling Parties of the Fixed Assets Verification by the Buying Parties. In the event the Selling Parties dispute any Purchase Price adjustment set forth in Section 2.9.2, then the Selling Parties shall notify the Buying Parties in writing of such dispute within 15 days after delivery of the Working Capital Certificate by the Independent Accountant. The Parties shall then attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If the Selling Parties and the Buying Parties are unable to reach a resolution to such effect within 30 days of receipt of the Selling Parties' written notice of such dispute to the Buying Parties, then the Parties shall submit the amounts remaining in dispute for resolution to an independent accounting firm of national reputation mutually appointed by the Selling Parties and the Buying Parties (such independent accounting firm being referred to as the "Third Accounting Firm"), which shall, within 30 days after such submission, determine and report to the Parties upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the Parties. The Buying Parties shall use commercially reasonable efforts to collect any Accounts Receivable that have been determined to be uncollectible pursuant to the audit conducted in accordance with Section

     2.9.2 and are disputed pursuant to this Section 2.9.3. The Buying Parties and the Selling Parties shall each pay one-half of the fees and disbursements of the Third Accounting Firm incurred in connection with resolving any such dispute; provided, however, that if the final adjustment amount determined by the Third Accounting Firm is at least five percent less than the proposed adjustment submitted by the Buying Parties, then the Buying Parties shall pay all of the fees and disbursements of the Third Accounting Firm.

     2.10 Customer Contracts. As soon as reasonably practicable after the date hereof, the Parties shall use commercially reasonable efforts to obtain prior to the Closing the written consent of the parties, other than the Selling Parties, to the Pre-Signing Customer Contracts to (i) the terms and conditions substantially in the form of Exhibit C attached hereto (the "Customer Terms and Conditions") and (ii) the assignment of such Pre-Signing Customer Contracts, as so modified by the Customer Terms and Conditions, to Buyer effective as of the Closing; provided, however, that in connection with obtaining such consents relating to the Pre-Signing Customer Contracts, Buyer shall offer to perform those NDT Services for which Seller is contractually obligated under such Pre-Signing Customer Contracts in accordance with the prices and rates previously agreed to in writing by Seller under such Pre-Signing Customer Contracts. After the date of this Agreement and prior to the Closing, Seller shall not enter into any Contract, including for the purposes of this Section 2.10, any quote letters, purchase orders or sales orders or agreements of any kind, with any Person for the provision of NDT Services (each, a "Post-Signing Customer Contract"), unless such Person consents in writing to (A) the Customer Terms and Conditions and (B) the assignment of such Post-Signing Customer Contract to Buyer effective as of the Closing. Any Pre-Signing Customer Contracts and Post-Signing Customer Contracts for which obligations by Seller remain as of the Closing and for which both consents described in clauses (i) and (ii) of the first sentence of this Section 2.10 or described in clauses (A) and (B) of the immediately preceding sentence, respectively, are obtained in writing prior to the Closing are referred to herein as the "Assumed Customer Contracts." Any Pre-Signing Customer Contracts and Post-Signing Customer Contracts other than the Assumed Customer Contracts are referred to herein as the "Non-Assumed Customer Contracts." Seller shall list such Assumed Customer Contracts and such Non-Assumed Customer Contracts in Schedule 2.10 to be prepared by Seller and delivered to the Buying Parties at least 15 business days prior to the Closing, which Schedule 2.10 shall contain as attachments thereto the Assumed Customer Contracts and the Non-Assumed Customer Contracts. Subject to the indemnification obligations of the Selling Parties set forth in Section 15, the Buying Parties, at their sole discretion, may elect to (I) include within the Purchased Assets any Non-Assumed Customer Contract or (II) take a subcontract from Seller to perform NDT Services on Seller's behalf after the Closing pursuant to any Non-Assumed Customer Contract that is not included within the Purchased Assets on terms and conditions acceptable to Buyer in its sole discretion and to the extent permitted by the terms of such Non-Assumed Customer Contract. Any such election shall be made by the Buying Parties by written notification to the Selling Parties at least five business days prior to the Closing. In the event that the Buying Parties do not make an election with respect to a Non-Assumed Customer Contract, the Selling Parties shall terminate such Non-Assumed Customer Contract or subcontract the performance thereunder on behalf of Seller to a third party in accordance with Section 13.4.

     2.11 Third Party Consents. To the extent that Seller's rights under any contract, agreement, lease, permit, franchise, claim or asset included in the Purchased Assets to be assigned to Buyer hereunder may not be assigned without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Selling Parties, at their expense, shall use commercially reasonable efforts to obtain any such Required Consents (except as otherwise provided in Section 2.10 or with respect to the Ridgeway Agreement) as promptly as possible. Except as otherwise provided in
Section 13.4, if any such Required Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, the Selling Parties, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

3.   Employee Matters.

     3.1 Employment of Employees of the Business. Buyer shall offer employment, commencing on the Closing Date, to substantially all the Employees of Seller who are actively employed full-time by Seller in the conduct of the Business on the Closing Date and who are listed in Schedule 3.1, at base salaries not less than the base salaries provided to such Employees by Seller on the Closing Date. Before the Closing Date, Buyer will provide to the Selling Parties a list of the Employees to whom Buyer will offer employment as of the Closing Date.

     3.2 Employee Benefits.

          3.2.1 Buyer shall provide to each Employee hired by Buyer as of the Closing Date such benefits as Buyer deems appropriate in its sole discretion. Buyer shall only be responsible for benefits provided under its benefit plans and, except to the extent of Liabilities specified in Section 2.7.1, shall have no Liability or responsibility with respect to any Benefit Plans of a Selling Party (including, without limitation, any entity described in Section 5.19.1).

          3.2.2 LTI shall timely submit to the Internal Revenue Service a request for a favorable determination letter with respect to the LTI 401(k) Matched Savings Plan (the "Seller's 401(k) Plan"), taking into account all currently applicable Laws, and LTI shall make such amendments and take such other actions as may be necessary to receive a favorable determination letter from the Internal Revenue Service. LTI shall amend Seller's 401(k) Plan effective as of the Closing Date to fully vest all Employees who are hired by Buyer in their account balances thereunder. In addition, LTI shall amend Seller's 401(k) Plan effective as of the Closing Date to provide that in the event of a sale of substantially all of the assets used in a trade or business, a participant shall be eligible to receive a distribution of his or her plan account in connection with that disposition of assets in accordance with Code Section 401(k)(10) and regulations thereunder, and LTI shall apply this provision to permit

     Employees who are hired by Buyer and eligible for a distribution in accordance with Code Section 401(k)(10) and regulations thereunder to receive an immediate distribution of their account balances in Seller's 401(k) Plan. Further, LTI shall amend Seller's 401(k) Plan effective as of the Closing Date to permit, in accordance with LTI's current administrative practice, all Employees who are hired by Buyer and who have loans under Seller's 401(k) Plan that are outstanding as of the Closing Date to continue repayment of such loans pursuant to their terms under Seller's 401(k) Plan after the Closing Date. Buyer shall establish or provide a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code for eligible Employees who are hired by Buyer, on such terms as Buyer deems appropriate in its sole discretion.

     3.3 Seller's Employee Benefits Plans and Benefit Arrangements. The Selling Parties shall, jointly and severally, indemnify the Buying Parties against any Liabilities incurred by a Buyer Indemnified Party (including reasonable attorneys' fees) in connection with, and at their expense, honor or cause their insurance carriers to honor, all claims for workers' compensation by any Employee or former employee of a Selling Party arising out of events occurring prior to the Closing, and (except to the extent of Liabilities specified in Section 2.7.1) all Liabilities with respect to Benefit Plans or other benefit arrangements of any kind whatsoever of a Selling Party (including, without limitation, any entity described in Section 5.19.1), whether reported or unreported as of the Closing and whether insured or uninsured (including, without limitation, workers' compensation, life insurance, medical and disability programs) in accordance with the terms and conditions of such programs or applicable workers' compensation statutes. Without limiting the scope of the preceding sentence, the Selling Parties shall, jointly and severally, be responsible for any and all Liabilities arising out of or relating to (i) employment of the Employees and former employees of the Selling Parties,
(ii) the termination by a Selling Party of the employment of any such Employee or former employee, and (iii) the provision of any employee benefits to any such Employee or former employee (and their beneficiaries and eligible dependents) attributable to their employment with, or their participation in any Benefit Plans or any other benefit arrangement of any kind whatsoever maintained or contributed to by, a Selling Party (including, without limitation, any entity described in Section 5.19.1) or any of their Affiliates.

     3.4 WARN Act. Seller agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss. 2101 et seq. (the "Warn Act"), and any similar statute with respect to any "plant closing" or "mass layoff" (as defined in the Warn Act) or similar event as a result of any discharges by a Selling Party of any Employees not hired by Buyer. The Selling Parties, jointly and severally, shall indemnify the Buying Parties against any Liabilities incurred by a Buyer Indemnified Party (including reasonable attorneys' fees) in connection with the application of the Warn Act as a result of any discharges by a Selling Party of Employees who are not hired by Buyer. The Buying Parties, jointly and severally, shall indemnify the Selling Parties against any Liabilities incurred by a Seller Indemnified Party (including reasonable attorneys' fees) in connection with the application of the WARN Act as a result of any discharges after the Closing Date by a Buying Party of Employees hired by Buyer.

4.   Closing.

     4.1 Time; Location. Subject to the terms and conditions contained herein, the Closing shall be held on the Closing Date at 10:00 a.m., local time, at the offices of Morgan, Lewis & Bockius LLP, 2000 One Logan Square, Philadelphia, Pennsylvania, or such other time or place as the Parties shall mutually agree in writing.

     4.2 Transaction Documents and Other Deliveries by the Selling Parties. At the Closing, the Selling Parties, as applicable, shall execute and deliver the following Transaction Documents and instruments of transfer and assignment:

          4.2.1 The Escrow Agreement;

          4.2.2 Duly executed warranty deeds substantially in the form of Exhibit D hereto, in recordable form, transferring good and marketable fee simple title to the Real Property Owned, subject only to Permitted Encumbrances, and such affidavits as a title insurance company retained by the Buying Parties may reasonably request;

          4.2.3 All assignments and any other Required Consents of third parties that are required to make the assignment of the Assigned Leases to Buyer effective as to such third parties;

          4.2.4 A general bill of sale, assignment and assumption substantially in the form of Exhibit E hereto, transferring to Buyer good and indefeasible title to all of the tangible personal property included in the Purchased Assets, subject only to Permitted Encumbrances and the Assumed Liabilities and assigning to Buyer Seller's right, title and interest in each of the Contracts, licenses and other agreements included in the Purchased Assets, together with all consents of third parties that are required to make each such assignment effective as to such third parties;

          4.2.5 Assignments of Trademarks substantially in the form of Exhibit F hereto;

          4.2.6 Radview License Agreement substantially in the form of Exhibit B hereto;

          4.2.7 Consent and release of First Union National Bank substantially in the form of Exhibit G hereto;

          4.2.8 Certificates of title to all vehicles included in the Purchased Assets with assignments to Buyer; and

          4.2.9 Such additional instruments of conveyance and transfer as the Buying Parties may reasonably require in order to more effectively vest in Buyer, and put it in possession of, the Purchased Assets.

     4.3 Transaction Documents and Other Deliveries by the Buying Parties. At the Closing, the Buying Parties, as applicable, shall deliver:

          4.3.1 The executed Escrow Agreement;

          4.3.2 The executed Radview License Agreement;

          4.3.3 The Closing Payment to Seller; and

          4.3.4 The Escrow Funds to the Escrow Agent.

     4.4 Closing Documents. At the Closing, the Selling Parties and the Buying Parties shall deliver or cause to be delivered the documents required to satisfy the conditions specified in Sections 10 and 11.

     4.5 Reasonable Steps. Prior to the Closing Date, the Selling Parties shall take such reasonable steps as may be necessary or appropriate so that on the Closing Date, Buyer shall be placed in actual possession and control of all of the Purchased Assets.

5. Representations and Warranties of the Selling Parties.

     The Selling Parties hereby, jointly and severally, represent and warrant to the Buying Parties as follows:

     5.1 Corporate Status. Each of LTI, LTH and Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified except where the failure so to qualify would not have a Material Adverse Effect. The Charter Documents and bylaws of LTI, LTH and Seller that have been delivered to the Buying Parties as of the date hereof are effective under applicable Laws and are current, correct and complete.

     5.2 Authorization. Each of LTI, LTH and Seller has the requisite power and authority to own its property and to carry on its business as now being conducted. Each of LTI, LTH and Seller has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by LTI, LTH and Seller have been duly authorized by all necessary corporate action, including approval by the shareholders of LTI, LTH and Seller. Each Transaction Document executed and delivered by LTI, LTH or Seller has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, reorganization, insolvency and other Laws of general application affecting enforcement of creditors' rights generally.

     5.3 Consents and Approvals. Except for any consents specified in Schedule
5.3 (the "Required Consents") and the consent to the assignment of the Ridgeway Agreement, which shall not be obtained, and except for any approvals or filings required under the HSR Act or under the Exchange Act in connection with the Proxy Statement, neither the execution and delivery by LTI, LTH or Seller of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by LTI, LTH or Seller, (i) require any filing, consent or approval, conflict with, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which LTI, LTH or Seller or any of the Purchased Assets is subject, (b) the Charter Documents or bylaws of LTI, LTH or Seller or (c) any Contract, Governmental Permit or other document to which LTI, LTH or Seller is a party or by which any of the Purchased Assets is bound, or (ii) result in the creation or imposition of any Encumbrance upon the Purchased Assets.

     5.4 Business and Subsidiaries. All of the nondestructive testing and evaluation services business of LTI and LTH is conducted through Seller and LTI and LTH have no other nondestructive testing and evaluation services business. Seller does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity.

     5.5 Financial Statements. Seller has delivered to the Buying Parties correct and complete copies of (i) financial statements of LTI, consisting of a balance sheet as of December 31, 1995 and 1996 and the related statements of income and cash flows for the years then ended, which were audited by Arthur Andersen LLP, independent public accountants; (ii) consolidating financial statements of Seller, included within the financial statements of LTI, consisting of a balance sheet as of December 31, 1994, 1995 and 1996 and the related statements of income for the years then ended, which were audited by Arthur Andersen LLP, independent public accountants; and (iii) unaudited monthly financial statements of Seller, consisting of a balance sheet as of May 31, 1997 and the related statement of income for the five months then ended. All such audited and unaudited financial statements, together with the financial statements to be delivered after the date hereof pursuant to Section 8.1.3, are referred to herein collectively as the "Financial Statements." Correct and complete copies of the Financial Statements specified in the first sentence of this Section 5.5 are attached hereto as Schedule 5.5. The Financial Statements contained in Schedule 5.5 are referred to herein collectively as the "Pre-Signing Financial Statements," and the Financial Statements to be delivered after the date hereof are referred to herein collectively as the "Post-Signing Financial Statements." The Pre-Signing Financial Statements are, and the Post-Signing Financial Statements will be, consistent in all material respects with the Books and Records, and there have not been or will not be any material transactions that have not been or will not be recorded in the accounting records underlying such Financial Statements. The Pre-Signing Financial Statements have been, and the Post-Signing Financial Statements will be, prepared in accordance with GAAP, and the Pre-Signing Financial Statements, including the related notes, present, and the Post-Signing Financial Statements will present, fairly the financial position and assets and Liabilities of Seller as of the dates thereof, and the results of operations and cash flows for the periods then ended in accordance with GAAP, subject, in the case of unaudited Financial Statements, to normal year-end adjustments and the absence of notes. The balance sheet of Seller as of December 31, 1996 that is included in the

Financial Statements is referred to herein as the "Balance Sheet," and the date thereof is referred to as the "Balance Sheet Date."

     5.6 Accounts Receivable. Except as set forth in Schedule 5.6, the Accounts Receivable as set forth on the balance sheet of Seller as of May 31, 1997 (the "May Balance Sheet") or arising since the date thereof (i) are valid and genuine; (ii) have arisen only in the ordinary course of business out of performance of services or bona fide sales and deliveries of goods; (iii) are not subject to valid defenses, set-offs or counterclaims; and (iv) are collectible in full at the recorded amounts thereof (without resort to litigation or assignment to a collection agency) within 90 days after billing, net of any allowance for doubtful accounts reflected on the May Balance Sheet. The allowance for doubtful accounts reflected on the May Balance Sheet has been determined in accordance with GAAP. Neither of the Selling Parties knows of any facts or circumstances (other than general economic conditions) that are likely to result in any material increase in the uncollectibility of such Accounts Receivable in excess of any allowance therefor set forth on the Balance Sheet. The provisions of this Section 5.6 referring to the May Balance Sheet shall be automatically amended effective as of the Closing so that the representations and warranties set forth in this Section 5.6 as of the Closing shall refer solely to the balance sheet of Seller prepared as of the Closing Date in accordance with GAAP.


     5.7 Inventory. The Inventory as set forth on the Balance Sheet or acquired since the date thereof was acquired and has been maintained in accordance with the regular business practices of Seller, is of good, usable and merchantable quality, consists of new and unused items of a quality and quantity useable or saleable in the ordinary course of business, is valued in accordance with GAAP, is not subject to any write-down or write-off and, with respect to Inventory intended for sale, is saleable as current inventory at current prices thereof in the ordinary course of business. Schedule 5.7 lists the locations of all items of the Inventory.

     5.8 Absence of Certain Changes or Events. Except as set forth in Schedule
5.8 and except for changes resulting from the negotiation of the consents contemplated by Section 2.10 relating to the Pre-Signing Customer Contracts, since the Balance Sheet Date, Seller has conducted the Business in the ordinary course and Seller, LTI or LTH, as the case may be, has not:

          5.8.1 Amended in any material respect or terminated any Contract to which Seller is a party or for the benefit of Seller relating to the Business or the Purchased Assets, other than in the ordinary course of the Business;

          5.8.2 Closed any office or facility or made plans to close any office or facility used, in whole or in part, by Seller in the conduct of the Business as of the Balance Sheet Date;

          5.8.3 Suffered the occurrence of any events that, individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect;

          5.8.4 Incurred any damage or destruction having a Material Adverse Effect by fire, storm, or similar casualty, whether or not covered by insurance;

          5.8.5 Declared or made any distribution or payment in respect of Seller's capital stock by way of dividend, purchase or redemption of shares or otherwise;

          5.8.6 Sold, transferred, replaced or leased any of the Purchased Assets or sold any Inventory at a discount, except for transactions in the ordinary course of the Business;

          5.8.7 Waived or released any material rights with respect to the Business or the Purchased Assets;

          5.8.8 Transferred or granted any rights to any Intellectual Property owned by, licensed to or used, in whole or in part, in the conduct of, the Business;

          5.8.9 Entered into any transaction or made any commitments (for capital expenditures or otherwise) relating to the Business or the Purchased Assets other than in the ordinary course of the Business;

          5.8.10 Changed its methods of accounting;

          5.8.11 Made any payments to any Selling Party or any Affiliate of a Selling Party other than in the ordinary course of the Business;

          5.8.12 Increased or made any commitments to increase the compensation of Employees or other service providers, except following normal review procedures or as reasonably deemed necessary in the ordinary course of the Business and as disclosed to the Buying Parties prior to the Closing; or

          5.8.13 Materially altered the conduct of its relations with customers or suppliers of the Business.

     5.9 Title to Assets; Absence of Liens and Encumbrances. Seller owns and will transfer to Buyer at the Closing good, marketable and indefeasible title to, or with respect to leased assets included in the Purchased Assets, a valid leasehold interest in, subject to the terms and conditions of such leases, all of the Purchased Assets, including, without limitation, the material properties and assets reflected on the Balance Sheet (except as disclosed in Schedule 5.9 or except as sold or otherwise disposed of by Seller after the Balance Sheet Date in the ordinary course of business), free and clear of all Encumbrances, other than Permitted Encumbrances. The use of the Purchased Assets is not subject to any Encumbrances (other than Permitted Encumbrances), and such use does not materially encroach on the property or rights of any other Person.

     5.10 Real Property.

          5.10.1 The Real Property Owned is the only real property owned by Seller and used in whole or in part by Seller in the conduct of the Business. Seller owns and will transfer to Buyer at the Closing good, marketable and indefeasible title in fee simple absolute to the Real Property Owned, insurable as such by any reputable title insurance company selected by Buyer and licensed to do business in South Carolina with respect to the Real Property Owned located in South Carolina and by any reputable title insurance company selected by Buyer and licensed to do business in Louisiana with respect to the Real Property Owned located in Louisiana, at regular standard rates, free and clear of all Encumbrances, including, without limitation, all encroachments, boundary disputes, covenants, restrictions, easements, rights of way, mortgages, security interests, leases, encumbrances and title objections, other than Permitted Encumbrances. Seller has obtained all licenses and rights-of-way from governmental entities or private parties that are necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Property Owned.

          5.10.2 Seller owns and will transfer to Buyer at the Closing a valid leasehold interest in the Real Property Leased. Except as set forth in
     Schedule 5.10.2, the Real Property Leased is the only real property leased by Seller and used in whole or in part by Seller in the conduct of the Business. All leases and amendments thereto pertaining to the Real Property Leased are listed in Schedule 5.10.2 (the "Assigned Leases"). Copies of the Assigned Leases, as amended and as currently in effect, have been made available to the Buying Parties. Seller or the lessor of any Real Property Leased has obtained all licenses and rights-of-way from governmental entities or private parties that are necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Property Leased. Each of the Assigned Leases is valid and in full force and effect and, to the Knowledge of any Selling Party, constitutes the legal, valid and binding obligation of the lessor thereunder, enforceable in accordance with its terms. Seller is not in Default under any Assigned Lease, all rent and other sums payable by or to Seller thereunder are current within applicable notice and grace periods and no lessor under any Assigned Lease has asserted a Default on the part of Seller that would give it the right to terminate such Assigned Lease or set off against rent and other sums payable by Seller thereunder and, to the Knowledge of any Selling Party, there is no Default under any Assigned Lease by any other party. No Selling Party has received notice that any party to any Assigned Lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. All improvements to be constructed by any lessor under any Assigned Lease have been completed and the use of the Real Property Leased in the conduct of the Business is a permitted use under the terms of each Assigned Lease.

          5.10.3 The improvements located on the Real Property are in good condition and are structurally sound, and all mechanical and other systems located therein are in good operating condition, reasonable wear and tear excepted, and no condition exists requiring material repairs, replacements, alterations or corrections. Schedule 5.10.3 describes any other real estate previously owned, leased or otherwise operated by Seller or any predecessor thereof and the time periods of any such ownership, lease or operation. All of the Real Property is served by all utilities necessary for the conduct of the Business.

          5.10.4 All of the Real Property is usable in the ordinary course of the Business and conforms in all material respects with any applicable Laws relating to its construction, ownership, lease, use, occupancy and operation and Seller has obtained all Governmental Permits required thereunder. The Real Property complies with applicable zoning Laws. No Selling Party has received any notice, oral or written, of any violation of Law with respect to the Real Property or any notice, oral or written, or has any reason to believe, that any governmental or regulatory body or authority having jurisdiction over the Real Property intends to exercise the power of eminent domain, condemnation, annexation or moratorium or similar power with respect to all or any part of the Real Property. To the Knowledge of any Selling Party, the Real Property Owned has been assessed and real estate Taxes have been paid on the basis of the value of all improvements as completed, and to the Knowledge of any Selling Party, there are no proposed reassessments of any of the Real Property Owned by any taxing authority and there are no threatened or pending special assessments or other actions or proceedings that could reasonably be expected to give rise to an increase in real property taxes or assessments against any of the Real Property. Neither Selling Party has received notice, oral or written, of and, to the Knowledge of any Selling Party, there does not exist any violation or Default of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Real Property or any portion thereof.

5.11 Intellectual Property, Software and Confidential Information.

          5.11.1 Schedule 5.11 sets forth a correct and complete list and description of all Intellectual Property and all Software owned by or licensed to Seller and used in, in whole or in part, directly or indirectly, and material to the Business, and indicates whether such Intellectual Property and Software is owned or licensed by Seller. Except as set forth in Schedule 5.11, Seller owns or licenses all material Intellectual Property and Software used in, in whole or in part, directly or indirectly, the Business.

          5.11.2 Except as disclosed in Schedule 5.11: (a) to the Knowledge of any Selling Party, Seller owns or possesses adequate licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all of such Intellectual Property and Software; (b) the Intellectual Property and Software included in the Purchased Assets constitute all such rights and property necessary to conduct the Business in accordance with past practice and are being conveyed to Buyer together with the other Purchased Assets; (c) Seller is not in Default under any Contract with respect to any of such Intellectual Property or Software; (d) the validity of such Intellectual Property and the rights of Seller therein and to the Software have not been questioned in any Litigation to which Seller is a party or in any other written notice to Seller, nor, to the Knowledge of any

     Selling Party, is any such Litigation threatened; and (e) to the Knowledge of any Selling Party, the conduct of the Business does not materially conflict with patent rights, licenses, trademark rights, trade name rights, copyrights or other intellectual property rights of others.

          5.11.3 Except as disclosed in Schedule 5.11, neither of the Selling Parties has Knowledge that any material use of any Intellectual Property or Software included within the Purchased Assets has heretofore been, or is now being, made by any Person other than Seller, except for Software licensed to Seller under a third-party license agreement listed in Schedule
     5.11. The Selling Parties have no Knowledge of any infringement of any such Intellectual Property or Software owned or licensed by Seller or used in the Business. No present or former director, officer, employee or consultant of Seller or any Affiliate of Seller has any interest, direct or indirect, in any of the Intellectual Property or Software.

          5.11.4 To the Knowledge of any Selling Party, (a) none of Seller's Confidential Information has been used, divulged or appropriated for the benefit of any Person other than Seller or otherwise to the detriment of Seller and (b) no employee or consultant of Seller is, or is currently expected to be, in Default under any term of any employment Contract, agreement or arrangement relating to the Intellectual Property, or any confidentiality agreement or any other Contract or any restrictive covenant relating to the Intellectual Property, or the development or exploitation thereof.

     5.12 Contracts. Schedule 5.12 lists all Contracts, including quotes, purchase orders and sale agreements, existing on the date hereof between Seller and customers for the provision of NDT Services that may have continuing obligations by Seller after October 1, 1997 (the "Pre-Signing Customer Contracts") and indicates the termination date and the estimated dollar value of services to be performed by Seller thereunder. Seller shall update and deliver to the Buying Parties Schedule 5.12 beginning on the 15th calendar day after the date hereof and continuing each 15 calendar days thereafter until the Closing, including such shorter period as is necessary to update the schedule immediately prior to the Closing, to include any Post-Signing Customer Contract entered into by Seller and indicating the termination date and the estimated dollar value of services to be performed by Seller thereunder. Except as listed and described in
Schedule 5.12, Seller is not with respect to the Purchased Assets or the Business a party to any written or oral:

          5.12.1 Contracts with any present or former shareholder, director, officer, employee, partner or consultant of any Selling Party or Affiliate thereof (other than the Ridgeway Agreement);

          5.12.2 Contracts for the future purchase of, or payment for, supplies, inventory or products, or for the lease of any Purchased Asset from or the performance of services by a third party, in excess of $50,000 in any individual case, or any Contracts to perform services or to sell Inventory or Products that involve any amount in excess of $50,000 in any individual case;

          5.12.3 Contracts continuing over a period of more than six months from the date hereof and that involve an amount in excess of $25,000 in any individual case;

          5.12.4 Representative, sales agency, dealer or distributor Contracts;

          5.12.5 Leases under which Seller is either lessor or lessee other than the Assigned Leases;

          5.12.6 Contracts made by or on behalf of Seller, or by which Seller is bound, other than the Assigned Leases, with respect to the limitation, operation, management, maintenance, utility and construction of the Real Property;

          5.12.7 Any notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners or shareholders of a Selling Party or any Affiliate of a Selling Party or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person, including indebtedness of LTI or LTH;

          5.12.8 Contracts limiting or restraining Seller or any successor or assign from engaging or competing in any lines of business with any Person;

          5.12.9 Contracts under which any Encumbrances exist with respect to any Purchased Assets;

          5.12.10 Contracts, licenses or distributorships that relate in whole or in part to any Intellectual Property or Software; or

          5.12.11 Any other material Contracts not made in the ordinary course of business.

     Except as disclosed in Schedule 5.12, (i) each of the Contracts listed in
Schedule 5.12 is valid and enforceable in accordance with its terms, the parties thereto are in compliance with the provisions thereof, no party is in Default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred that would constitute a Default thereunder; (ii) no such Contract, in the reasonable opinion of Seller, contains any contractual requirement with which there is a reasonable likelihood Seller or any other party thereto will be unable to comply; (iii) no advance payments have been received by Seller by or on behalf of any party to any of the Contracts listed in Schedule 5.12 for services to be rendered or products to be delivered to such party after the Closing Date; (iv) except as set forth in Schedule 5.3, no consent or approval of any party to any Contract listed in Schedule 5.12 is required for the execution and delivery of the Transaction Documents by any Selling Party or the consummation of the Transactions; and (v) each of LTI and LTH is not a party to any Contract that would be required to be disclosed in Schedule 5.12 if Seller were a party to such Contract.

     5.13 Governmental Permits. Seller has all Governmental Permits of federal, state or local governmental or regulatory bodies that are required to operate the Business (including, without limitation, those required under any Environmental Law) and Seller is in compliance with the terms and conditions of the Governmental Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 2.1.6 sets forth a correct and complete list of all Governmental Permits along with their expiration dates, each one of which is currently valid and in full force. Seller has filed such timely and complete renewal applications as may be required with respect to its Governmental Permits. To the Knowledge of any Selling Party, no suspension, revocation, cancellation or withdrawal of any of the Governmental Permits is threatened and no cause exists for such suspension, revocation, cancellation or withdrawal. Any Governmental Permits that cannot be transferred in connection with the Transactions are identified in Schedule 2.1.6.

     5.14 Legal Proceedings and Compliance with Laws; Environmental Matters.

          5.14.1 Except as set forth in Schedule 5.14, there is no Litigation that is pending or, to the Knowledge of any Selling Party, threatened against the Business or any of the Purchased Assets, or relating to the Transactions, nor does any Selling Party know or have reasonable grounds to know of any basis for any such Litigation. There has been no Default under any Laws applicable to the conduct or operation of the Business or the ownership or use of the Purchased Assets, including Environmental Laws, except for any Defaults that would not, individually or in the aggregate, have a Material Adverse Effect, and Seller has not received any notices from any governmental entity regarding any alleged Defaults under any Laws. Except as set forth in Schedule 5.14, Seller has not received any notice relating to the Business or the Real Property alleging any violation of any Environmental Law or any written request for information from any governmental agency or other Person pursuant to any Environmental Law. Seller is in compliance with the terms and conditions of all Governmental Permits required under any Environmental Law or relating to any Hazardous Substance. Except as set forth in Schedule 5.14, Seller is not a party to, and the Business and the Purchased Assets are not subject to the provisions of, any Court Order, nor is there any Court Order that might affect the Transactions. There has been no Default with respect to any Court Order applicable to the Business or the Purchased Assets.

          5.14.2 Without limiting the generality of Section 5.14.1, there has not been any Environmental Condition (a) at any property or premises at which the Business has been conducted, (b) at any property owned, leased or operated at any time by Seller, any Person controlled by Seller or any predecessor of any of them, or (c) at any property at which Hazardous Substances have been deposited or disposed by or at the behest or direction of any of the foregoing, nor has any of the Selling Parties received written notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, whether created by Seller or any other Person, at or relating to any such property or premises that
     (i) requires abatement or correction under an Environmental Law, (ii) gives rise to any civil or criminal liability on the part of Seller under an Environmental Law, or (iii) has created a public or private nuisance. To the Knowledge of any Selling Party, the Real Property does not contain any:
     (A) underground storage tanks, (B) underground injection wells; (C) septic tanks in which process wastewater or any Hazardous Substances have been disposed; (D) asbestos; (E) equipment using polychlorinated biphenyls; or
     (F) drums buried in the ground.

          5.14.3 Schedule 5.14 identifies all environmental reports, studies, assessments, analyses or any other related documents in the possession or custody or under the control of any Selling Party relating to any Environmental Condition, the Business, the Real Property or the other Purchased Assets, true and complete copies of which have been delivered to the Buying Parties.

     5.15 Absence of Undisclosed Liabilities. Except as set forth in Schedule 5.15, Seller has no Liabilities relating to the Business except (i) Liabilities set forth on the Balance Sheet and not heretofore paid or discharged; (ii) Liabilities under any Contracts that are specifically disclosed in Schedule 5.12 (or not required to be disclosed because of the term or amount involved) that were not required under GAAP to have been specifically disclosed or reserved for on the Balance Sheet; and (iii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date that, individually or in the aggregate, are not material to the Business.

     5.16 Taxes. Seller has duly filed all returns for Taxes that are required to be filed and that were due (with applicable extensions) prior to the Closing Date, all such Tax returns are correct and complete in all material respects and Seller has paid all Taxes due pursuant to such returns or assessments received. All Taxes that Seller has been required by Law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are properly held by Seller for such payment. There are no proceedings or other actions, nor to the Knowledge of any Selling Party is there any basis for any proceedings or other actions, for the assessment and collection of additional Taxes of any kind with respect to the Business or the Purchased Assets for any period for which returns have or should have been filed.

     5.17 Books and Records. All material books of account and other financial records of Seller directly relating to the Business (the "Books and Records") are complete and correct in all respects and have been made available to the Buying Parties. All of the Books and Records have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with GAAP (except as otherwise stated therein) and in compliance in all respects with applicable Laws.

     5.18 Employees and Employee Relations; Independent Contractors. Schedule
5.18 sets forth a current, correct and complete list of all individuals employed as common law employees by a Selling Party in the conduct of the Business (each, an "Employee"), their date of hire, their present position, rate of compensation (including cash and non-cash compensation) and accrued vacation (such Schedule being subject to change between the date hereof and the Closing Date as a result of changes in the ordinary course of business). Seller is not a party to any collective bargaining agreement or currently negotiating any collective bargaining agreement. Except as described in Schedule 5.18, there is no labor strike, slowdown or stoppage pending or, to the Knowledge of any Selling Party, threatened against or affecting Seller, there are no discrimination complaints nor any other kind of employment or labor related disputes or unfair labor practice charges or complaints against Seller in connection with the Business pending before or, to the Knowledge of any Selling Party, threatened before any federal, state or local court or agency, and, to the Knowledge of any Selling Party, no dispute respecting minimum wage or overtime claims or other conditions or terms of employment in connection with the Business exists. Except as set forth in Schedule 5.18A, the Selling Parties (including, without limitation, any entity described in Section 5.19.1) have no Liabilities with respect to any independent contractors who perform or have performed services for the Selling Parties in connection with the Business under any Benefit Plans or other benefit arrangement of any kind whatsoever or under any Laws applicable to the Business, including any Liabilities under any labor, employment or tax Laws or imposed by common law.

     5.19 Employee Benefit Plans.

          5.19.1 Schedule 5.19 contains a current, correct and complete list of each Benefit Plan maintained by or under which a Selling Party has any Liability, whether actual or contingent, to Employees or their respective beneficiaries, former employees of the Selling Parties or their respective beneficiaries, or otherwise in connection with the Business. For purposes of this Section 5.19 and Section 5.18 and the definition of "Benefit Plan" as used in this Agreement, the term "Selling Parties" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes a Selling Party, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with a Selling Party, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes a Selling Party and any other entity required to be aggregated with a Selling Party pursuant to the regulations issued under Section 414(o) of the Code.

          5.19.2 All such Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Laws. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all such Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA, involving any of the Benefit Plans, that could subject the Business to any material penalty or tax imposed under the Code or ERISA.

          5.19.3 Except as set forth in Schedule 5.19, any such Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, the Selling Parties have no reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise Taxes or income Taxes on unrelated business income under the Code or ERISA with respect to any such Benefit Plan.

          5.19.4 The Selling Parties do not sponsor or contribute to, and have not in the past sponsored or contributed to, and have no Liability with respect to, any defined benefit plan subject to Title IV of ERISA or any multiemployer plan (as defined in Section 3(37) of ERISA), nor do they have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Selling Parties do not have any Liability with respect to any employee benefit plan or arrangement other than with respect to Benefit Plans listed in Schedule 5.19.

          5.19.5 There are no pending or, to the Knowledge of any Selling Party, threatened claims by or on behalf of any such Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any such Benefit Plans, alleging any breach of fiduciary duty on the part of a Selling Party or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the Knowledge of any Selling Party, any basis for such claim. Such Benefit Plans are not the subject of any pending (or to the Knowledge of any Selling Party, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

          5.19.6 The Selling Parties have timely made all required contributions under such Benefit Plans including the payment of any insurance premiums. There have been no accumulated funding deficiencies (as defined in Section 412 of the Code or Section 302 of ERISA) with respect to any Benefit Plan and no request for a waiver from the Internal Revenue Service with respect to any minimum funding requirement under Section 412 of the Code. The Selling Parties have not incurred any Liability for any Tax, excise Tax, penalty or fee with respect to any Benefit Plan, and no event has occurred and no circumstance exists or has existed that could give rise to any such Liability. The execution of and performance of the Transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment, acceleration, vesting or increase in benefits with respect to any Employee or former employee of a Selling Party that would be an "excess parachute payment" under Section 280G of the Code.

          5.19.7 With respect to any such Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"), (a) each Welfare Plan for which contributions are claimed by a Selling Party as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (b) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code in connection with the Business, and (c) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies and has been administered in material respects in accordance with all of the applicable requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the Social Security Act and other applicable Laws.

          5.19.8 The Selling Parties have not taken any action that may result in any Buying Party being a party to, or bound by, any such Benefit Plan, and the Buying Parties shall have no Liability under, or be subject to any Liability on account of, any such Benefit Plan following the consummation of the Transactions. No Benefit Plan has provided or provides for the payment of health, life or other welfare coverage or retirement or severance benefits by any Buying Party.

     5.20 Finder's Fee. No Person retained by a Selling Party is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

     5.21 Interest in Business or Purchased Assets. Except as set forth in
Schedule 5.21, the Selling Parties have not granted, and there is not outstanding, any option, right, agreement or other obligation pursuant to which any Person could claim a right to acquire in any way all or any part of, or interest in, the Business or any of the Purchased Assets.

     5.22 Condition of Assets. All Real Property Owned and tangible personal property (other than Inventory) included in the Purchased Assets are suitable for the purposes for which they are used, are in good operating condition and repair, reasonable wear and tear excepted, are usable in the ordinary course of business, are free from any known defects, except such minor defects that would not have a Material Adverse Effect, individually or in the aggregate, and conform in all material respects to all applicable Laws relating to their construction, use and operation. Any Software included in the Purchased Assets, together with all know-how and processes used in connection therewith, functions as intended and is in machine-readable form.

     5.23 Affiliate Transactions. Schedule 5.23 sets forth a summary of all purchases or sales of goods or services from or to the Business by a Selling Party or any Affiliate of a Selling Party for the three years ended December 31, 1996 and by any such Selling Party or Affiliate since December 31, 1996. Except as set forth in Schedule 5.23, no Selling Party or Affiliate of a Selling Party purchases or provides services or products from or to the Business.

     5.24 Insurance. Schedule 5.24 lists all policies or binders of insurance held by or on behalf of Seller or relating to the Business or any of the Purchased Assets, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder, including all insurance policies known by any Selling Party to have been maintained by any other Person that may provide any coverage with respect to any Environmental Losses. To the Knowledge of any Selling Party, there is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by any Selling Party, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect.

     5.25 No Significant Items Excluded. Seller owns or licenses, and the Purchased Assets include, all rights and property that are necessary to the conduct of the Business by Buyer in the manner in which it is currently conducted by Seller or are otherwise of material importance to the ongoing operation of the Business by Buyer.

     5.26 Previous Sales; Warranties. All Products sold or distributed by Seller were of merchantable quality, and Seller has not breached any express or implied warranties in connection with the sale or distribution of such Products or in connection with the performance of any services, except for breaches that would not, individually or in the aggregate, have a Material Adverse Effect. Seller has provided the Buying Parties with true and correct copies of all warranties
(i) made by all Persons from whom Seller has obtained any goods that have been resold or distributed by Seller, including any goods that constituted parts included in Products sold or distributed by Seller, and (ii) made by Seller with respect to any Products that have been sold or distributed by Seller or services performed by Seller.

     5.27 Customers and Suppliers. Seller has used its reasonable business efforts to maintain and currently maintains, good working relationships with all of its customers. Schedule 5.27 contains lists of the names of each of the ten customers that, for each of the years ended December 31, 1995 and 1996 and for the five months ended May 31, 1997, were the largest dollar volume customers of services or Products, or both, sold by Seller. Except as specified in Schedule 5.27, none of such customers has given Seller notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with Seller.
Schedule 5.27 also contains lists of the names of each of the ten suppliers that, for the year ended December 31, 1996 and for the five months ended May 31, 1997, were the largest dollar volume suppliers of services or products, or both, purchased by Seller. Except as specified in Schedule 5.27, none of such suppliers has given Seller notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with Seller. No Selling Party is aware that any major customer or supplier intends to cease doing business with Seller or, after the Closing, with Buyer, or to alter materially the amount of business done with Seller or Buyer due to the consummation of the Transactions or any other reason. To the Knowledge of any Selling Party, the Customer Records are accurate in all material respects.

     5.28 Completeness and Accuracy of Information. All information set forth in any Schedule hereto is true, correct and complete. No representation or warranty by any of the Selling Parties in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of a Selling Party to the Buying Parties in writing in connection with the Transactions, including the Financial Statements, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading. All Contracts, permits and other documents and instruments furnished or made available to the Buying Parties by any of the Selling Parties, when so furnished or made available are or will be true, complete and accurate originals or copies of originals and include all amendments, supplements, waivers and modifications thereto. There is no fact, development or threatened development (excluding general economic factors affecting business in general) that the Selling Parties have not disclosed to the Buying Parties in writing that has or, so far as the Selling Parties can now foresee, may have, a Material Adverse Effect.

     5.29 Solvency. Immediately after the consummation of the Transactions, (i) the fair value of the assets of each of LTI, LTH and Seller will exceed its debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of each of LTI, LTH and Seller will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, and (iii) each of LTI, LTH and Seller will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

6. Representations and Warranties of the Buying Parties.

     The Buying Parties hereby, jointly and severally, represent and warrant to the Selling Parties as follows:

     6.1 Corporate Status. Each of GE and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

     6.2 Authorization. Each of GE and Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by GE and by Buyer have been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by GE or Buyer has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

     6.3 Consents and Approvals. Except for any approvals or filings required under the HSR Act, neither the execution and delivery by GE or by Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by GE or by Buyer, require any filing, consent or approval or constitute a Default under (i) any Law or Court Order to which GE or Buyer is subject, (ii) the Charter Documents or bylaws of GE or of Buyer or (iii) any Contract, Governmental Permit or other document to which GE or Buyer is a party.

     6.4 Finder's Fees. No Person retained by a Buying Party is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

     6.5 Accuracy of Information. No representation or warranty by any of the Buying Parties in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of a Buying Party to the Selling Parties in writing in connection with the Transactions, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

7.   Covenants Related to Proxy Statement and Special Meeting.

     7.1 Proxy Statement. As soon as reasonably practicable after the date hereof, LTI shall prepare and file with the SEC a preliminary proxy statement under the Exchange Act and the rules and regulations promulgated thereunder for the purpose of soliciting shareholder approval of the Transactions by the shareholders of LTI entitled to vote with respect thereto. Such a proxy statement, including any amendments or supplements thereto, whether in preliminary or definitive form, is referred to herein as the "Proxy Statement." LTI shall use commercially reasonable efforts to (i) respond promptly to SEC comments, if any, and (ii) cause such Proxy Statement to be approved by the SEC or enable LTI to file the definitive Proxy Statement without objection by the SEC as soon as reasonably practicable after the date hereof. As soon as reasonably practicable after the date that the definitive Proxy Statement is filed with the SEC, LTI shall caused to be furnished to the shareholders of LTI entitled to vote with respect to the Transactions the Proxy Statement and other proxy solicitation materials relating to the Special Meeting required under the Exchange Act and the rules and regulations promulgated thereunder and the PBCL and in compliance with the applicable time periods set forth thereunder.

     7.2 Disclosure. LTI covenants that the Proxy Statement at the time such document is filed in preliminary form with the SEC and at all times after it is so filed and until the time of voting by shareholders of LTI at the Special Meeting or any adjournment thereof (i) will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder and the applicable provisions of the PBCL with respect to the Transactions and the Special Meeting and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier filing with the SEC of the Proxy Statement; provided, however, that no representation, covenant or agreement is made by LTI with respect to an untrue statement made in such Proxy Statement in reliance upon and in conformity with the information supplied by the Buying Parties for inclusion in the Proxy Statement as set forth in Schedule 7.2 (the "Buyer

Provided Information"). LTI covenants that the Proxy Statement shall contain such information as is sufficient to satisfy in all material respects the requirements of Section 1932(b) of the PBCL and LTI's Charter Documents and bylaws with respect to obtaining shareholder approval of a plan of asset transfer or the sale of all or substantially all of the assets of LTI.

     7.3 Special Meeting. LTI shall call a special meeting of shareholders (the "Special Meeting"), to be held as soon as reasonably practicable after the date the definitive Proxy Statement is filed with the SEC, for the purpose of voting by shareholders entitled to vote in respect of the Transactions and any related matters as it deems appropriate. In connection with the Special Meeting, the Board of Directors of LTI, subject to its fiduciary duties to shareholders of LTI under applicable Law based upon the advice of independent legal counsel, shall (i) recommend to the shareholders of LTI the approval of the Transactions and any related matters submitted for shareholder approval at the Special Meeting, (ii) not withdraw such approval, (iii) use reasonable efforts to cause the directors and executive officers of LTI who are required to file reports under Section 16(a) of the Exchange Act to vote all shares of LTI held by them and entitled to vote in respect of the Transactions in favor of the Transactions, and (iv) use reasonable efforts to obtain such shareholders' approval of the Transactions and any related matters at the Special Meeting or any adjournment thereof.

     7.4 Filings and Correspondence. LTI shall promptly deliver to the Buying Parties copies of all filings, correspondence and communications to and from the SEC or any other governmental or regulatory authority in connection with the Proxy Statement and the Special Meeting.

     7.5 Buyer Provided Information. The Buyer Provided Information will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

8.   Covenants of the Selling Parties Prior to Closing Date.

     8.1 Required Actions. Except as otherwise agreed by GE in writing, between the date of this Agreement and the Closing Date, the Selling Parties covenant that Seller shall, and LTI shall or shall cause Seller to:

          8.1.1 Access to Information. Give to the Buying Parties and their counsel, accountants, consultants and other representatives, during the period commencing 60 days prior to the Closing Date, upon reasonable notice and during normal Business hours, full and unlimited access to communicate with all Employees, and give to the Buying Parties and their counsel, accountants, consultants and other representatives, at the Buying Parties sole expense and risk, upon reasonable notice and during normal business hours, full access to such properties, books, accounts, Contracts, records and affairs as are relevant to the Business and the Purchased Assets, including, without limitation, those relating to the Required Consents, and furnish or otherwise make available to the Buying Parties all such information concerning the Business and the Purchased Assets as the Buying Parties may reasonably request, provided that the confidentiality of any data or information so acquired shall be maintained as confidential by each of the Buying Parties and its representatives in accordance with Section 9.1.1;

          8.1.2 Conduct of Business. Operate the Business only in the usual, regular and ordinary manner as such Business was conducted prior to the date hereof and, to the extent consistent with such operation, use its best efforts until the Closing Date to (a) preserve and keep intact the Business, (b) keep available the services of the Employees, and (c) preserve its relationships with customers, suppliers and others having business dealings with Seller in connection with the Business;

          8.1.3 Financial Statements. Within 15 days after the end of each month after May 31, 1997, deliver to the Buying Parties unaudited Post-Signing Financial Statements for Seller as of the end of each such month that precedes the Closing, which Financial Statements shall be of the same type as the unaudited monthly Financial Statements referred to in Section 5.5;

          8.1.4 Maintenance of Properties and Insurance. Maintain the Purchased Assets, whether owned or leased, in good repair, order and condition, in accordance with manufacturers' instructions and Seller's past practice, reasonable wear and tear excepted, maintain the insurance policies or binders relating to the Purchased Assets referred to in Schedule 5.24 in accordance with past practice and notify the Buying Parties of any changes in the terms of the insurance policies or binders referred to in Schedule 5.24;

          8.1.5 Maintenance of Books and Records. Maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice;

          8.1.6 Compliance with Applicable Law. Comply in all material respects with all Laws applicable to the Purchased Assets and to the conduct of the Business and all applicable Laws in connection with the execution, delivery and performance of the Transaction Documents or affecting the Transactions;

          8.1.7 Litigation and Adverse Developments. Promptly advise the Buying Parties in writing of the threat or commencement of any Litigation against or involving the Business or the Purchased Assets or affecting the Transactions or of the occurrence of any development (exclusive of general economic factors affecting business in general) of a nature that has or may have a Material Adverse Effect;

          8.1.8 Disclosure of Certain Matters. Promptly advise the Buying Parties in writing of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be set forth or disclosed in or pursuant to this Agreement, (b) would cause any of the representations and warranties of the Selling Parties contained herein to be inaccurate or otherwise misleading or would result in the breach in any material respect by the Selling Parties of any of their representations, warranties, covenants or agreements hereunder, or (c) gives any Selling Party any reason to believe that any of the conditions set forth herein applicable to such Selling Party will not be satisfied;

          8.1.9 Performance of Obligations. Perform all the material obligations and satisfy all material Liabilities of Seller relating to the Business and the Purchased Assets in accordance with the past practice of Seller;

          8.1.10 Warn Act Compliance. Comply with all applicable provisions of the Warn Act with respect to the discharge of Employees in connection with the Transactions;

          8.1.11 Environmental Assessment. Provide to the Buying Parties all environmental reports, studies, assessments, analyses and any other related documents relating to any Environmental Condition, the Business, the Real Property or the other Purchased Assets in the possession or custody or under the control of any Selling Party, and cooperate with the Buying Parties in conducting an environmental assessment of any Environmental Condition, the Business, the Real Property and the other Purchased Assets, including physical inspection of the Real Property, the Purchased Assets and the operations of the Business, review of all relevant records in the possession or custody or under the control of any Selling Party, review of relevant governmental agency records and contact with governmental agency personnel and conduct of sampling activities and any other investigatory activities, all of a scope satisfactory to the Buying Parties (the "Environmental Assessment"), the costs of which shall be borne by the Buying Parties;

          8.1.12 Consents. Use its best efforts to obtain in writing as promptly as possible all waivers, approvals and Required Consents, including those described in Section 2.10 relating to Pre-Signing Customer Contracts and Post-Signing Customer Contracts, required to be obtained by Seller, LTH or LTI, as the case may be, in order to effectuate the Transactions, including, without limitation, the approval of the sole shareholder of each of LTH and Seller of this Agreement and the Transactions and the approval of the shareholders of LTI of the Transactions, and deliver to the Buying Parties copies of such waivers, approvals and Required Consents;

          8.1.13 Notice of Material Damage. Give to the Buying Parties prompt written notice of any material damage by fire or other casualty to the Purchased Assets or the Business;

          8.1.14 License to Certain Assets. Use commercially reasonable efforts to assure that Buyer shall obtain at the Closing any and all licenses necessary to obtain the benefit of the Licensed Assets described in Section 2.3;

          8.1.15 Employees. (a) Not interfere with Buyer's efforts to employ those Employees to whom Buyer has notified the Selling Parties it will offer employment as of the Closing Date, (b) permit the Buying Parties to meet with Employees at such times as shall be approved by a representative of the Selling Parties (which approval shall not be unreasonably withheld) and (c) distribute to such Employees such correspondence, forms and other documents setting forth the terms and conditions upon which employment after the Closing, if any, by Buyer is offered and any other correspondence, forms and documents relating to employment after the Closing Date by Buyer as the Buying Parties may request; provided, however, that it is explicitly understood and agreed by the Parties that, except as provided in Section 3.1, the Buying Parties shall have no obligation under this Agreement to offer employment to or otherwise retain the services of any Employee subsequent to the Closing, but may do so at the sole discretion of the Buying Parties and upon such terms and conditions as shall be deemed acceptable to the Buying Parties in their sole discretion;

          8.1.16 Seller Insurance Policy. Obtain a "tail"comprehensive general liability insurance policy naming the Buying Parties as additional insureds with the same coverage provided by the existing policy issued to the Selling Parties by New Hampshire Insurance Company in Policy #CPP 0000-512-25-47 96, with a term beginning on or prior to the Closing Date and ending on the date that is the second anniversary of the Closing Date (the "Seller Insurance Policy"), and provide to the Buying Parties prior to the Closing a certificate(s) of insurance for the insurance coverage described in this Section 8.1.16; provided, however, that the existence of any such insurance shall not be deemed to affect any indemnification obligations or limitation of Liability provided for in this Agreement;

          8.1.17 Fixed Assets Verification. Cooperate with the Buying Parties in their conduct of the Fixed Assets Verification and give to the Buying Parties and their counsel, accountants, consultants and other representatives, upon reasonable notice and during normal Business hours, full and unlimited access to such properties, fixed assets, books, accounts and records as are relevant to the Fixed Assets Verification; and

          8.1.18 HSR Filing and Approval. (a) Promptly file any notification required of it under the HSR Act relating to the Transactions with the United States Department of Justice and the Federal Trade Commission, (b) promptly respond to inquiries from the United States Department of Justice and the Federal Trade Commission in connection with such notification, (c) request early termination or waiver of the waiting period under the HSR Act, and (d) assist the Buying Parties in fulfilling their covenants in
     Section 9.3;

          8.1.19 Fulfillment of Conditions; Compliance with Agreement. (a) Use commercially reasonable efforts to fulfill the conditions applicable to it set forth in this Agreement, including the execution and delivery of the Transaction Documents and the taking or refraining from such actions as may be necessary to fulfill such conditions (including refraining from any actions that would cause any of the representations and warranties of the Selling Parties contained herein to be inaccurate in any material respect as of the Closing), (b) use commercially reasonable efforts to do all such acts and take all such measures as may be reasonably necessary, proper or advisable to comply with the representations, agreements, conditions and other provisions of this Agreement and consummate and make effective as promptly as practicable the Transactions, and (c) in the case of LTI, cause Seller and LTH each to perform its obligations hereunder and under any other Transaction Document.

     8.2 Prohibited Actions. Except as otherwise agreed by the Buying Parties in writing, between the date of this Agreement and the Closing Date, each of the Selling Parties shall not:

          8.2.1 Sale of Purchased Assets. Sell, transfer, assign, lease, encumber or otherwise dispose of any of the Purchased Assets other than in the ordinary course of business;

          8.2.2 Business Changes. Change in any material respect the character of the Business, including, without limitation, closing any office or facility used, in whole or in part, by Seller in the conduct of the Business as of the date hereof;

          8.2.3 Fundamental Transactions. (a) Amend its Charter Documents or bylaws or (b) in the case of Seller, merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, any Person or business division thereof;

          8.2.4 Incurrence of Material Obligations. Incur any material fixed or contingent obligation or enter into any material agreement, commitment or other transaction or arrangement in connection with the Business that is not in the ordinary course;

          8.2.5 Incurrence of Liens; Condition of Title. Subject to lien, security interest or any other Encumbrance, other than Permitted Encumbrances, any of the Purchased Assets or do, or permit or suffer to be done, anything which could adversely affect the condition of title to the Real Property Owned from and after the date hereof through the Closing;

          8.2.6 Capital Expenditures. Make any capital expenditure in connection with the Business involving in any individual case more than $20,000;

          8.2.7 Change in Employee Compensation and Benefits. Increase or commit to increase the rate of compensation paid, or pay any bonus, to anyone connected with the Business, except for those increases or bonuses planned, in the ordinary course of business, or establish or adopt any new pension or profit-sharing plan, deferred compensation agreement or employee benefit arrangement of any kind whatsoever covering or affecting Employees;

          8.2.8 Extraordinary Distributions. Declare or make any distribution or payment in respect of Seller's capital stock by way of dividend, purchase or redemption of shares or otherwise or make any extraordinary distribution affecting the Purchased Assets or the Business or the operation thereof;

          8.2.9 Publicity; Advertisement. Except as required by Law, publicize, advertise or announce to any third party, except as required pursuant to this Agreement to obtain a Required Consent, the entering into of the Transaction Documents or the terms of the Transaction Documents or the Transactions;

          8.2.10 No Release. Except in the ordinary course consistent with past practice of the Business, cancel, release or relinquish any material debts of or claims against others with respect to the Business or waive any material rights relating to the Business; and

          8.2.11 No Termination or Modification. Terminate or materially modify any material Contract, Governmental Permit or other agreement or authorization affecting the Purchased Assets or the Business or the operation thereof.

     8.3 No Solicitation. From and after the date hereof, each Selling Party, without the prior written consent of GE, will not, and will not authorize or permit any of such Party's officers, directors, employees, agents, counsel, accountants, consultants or other representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal, except to the extent that, (i) in response to a written, bona fide, unsolicited Acquisition Proposal, the Board of Directors of LTI determines in good faith after consultation with its financial advisors that such Acquisition Proposal is superior than the Transactions to the shareholders of LTI, taking into account the ability of the Person making such Acquisition Proposal to finance the transactions contemplated by such Acquisition Proposal and such Person's ability to obtain any required regulatory and third party approvals for the transactions contemplated by such Acquisition Proposal, and (ii) the Board of Directors of LTI, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of LTI to comply with its fiduciary duties to shareholders under applicable Law. LTI shall notify GE orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the Person making it), within 24 hours of the receipt thereof, shall keep GE informed of the status and details of any such inquiry, offer or proposal, and shall give GE five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination or acquisition involving any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of a Selling Party.

9.   Covenants of the Buying Parties Prior to Closing Date.

     9.1 Required Actions. Except as otherwise agreed by LTI in writing, between the date of this Agreement and the Closing Date, each of the Buying Parties shall:

          9.1.1 Confidentiality. Not publish or disclose and not authorize or permit any of its officers, employees, directors, agents or representatives or any third party to publish or disclose any Confidential Information of or pertaining to the Selling Parties, which has been furnished to the Buying Parties by the Selling Parties or to which a Buying Party or any of its officers, employees, directors, agents, counsel, accountants or other representatives have had access during any investigation made in connection with this Agreement and which is not otherwise available to the Buying Parties, except as required by Law or Court Order;

          9.1.2 Fulfillment of Conditions; Compliance with Agreement. (a) Use commercially reasonable efforts to fulfill the conditions applicable to it set forth in this Agreement, including the execution and delivery of the Transaction Documents and the taking or refraining from such actions as may be necessary to fulfill such conditions (including refraining from any actions that would cause any of its representations and warranties contained herein to be inaccurate in any material respect as of the Closing) and (b) use commercially reasonable efforts to do all such acts and take all such measures as may be reasonably necessary, proper or advisable to comply with the representations, agreements, conditions and other provisions of this Agreement and consummate and make effective as promptly as practicable the Transactions; and

          9.1.3 Publicity; Advertisement. Except as required by Law and except as contemplated by Section 2.10 to obtain a consent of a party to a Pre-Signing Customer Contract or a Post-Signing Customer Contract, not publicize, advertise or announce to any third party the entering into of the Transaction Documents or the terms of the Transaction Documents or the Transactions.

     9.2 Title Review. Within 30 days following the date of this Agreement, the Buying Parties shall notify the Selling Parties in writing as to the extent, if any, to which title to the Real Property Owned is not satisfactory to the Buying Parties in their sole discretion (including, without limitation, the Permitted Encumbrances); provided, however, that the Buying Parties shall not have any rights under this Section 9.2 unless liens, claims, easements, rights of way or encumbrances exist with respect to any Real Property Owned, which, individually or in the aggregate, have a material adverse effect on the use and operation of such Real Property Owned. "Material adverse effect," as used in this Section 9.2 only and notwithstanding any other definition thereof provided in this Agreement, shall mean any material limitation on the use of such Real Property Owned in substantially the same manner as presently used in connection with the Business, or any lien, claim, easement, right of way or encumbrance as to which the Buying Parties must institute litigation or expend funds in settlement thereof in order to convey such Real Property Owned to an unrelated third party. Notwithstanding the foregoing, the Buying Parties shall have no right to object to any lien or claim of an ascertainable monetary amount, such as mortgages, tax or mechanics liens, or assessments for pending public improvements, all of which the Selling Parties shall pay and satisfy at Closing out of the Purchase Price otherwise payable to the Selling Parties if not otherwise cured prior to Closing pursuant to this Section 9.2. If the Buying Parties notify the Selling Parties of any objections to the title to any Real Property Owned, the Selling Parties shall have five days from the date of the Buying Parties' notice in which to elect to cure such objection or objections to title to the Buying Parties' satisfaction. If the Selling Parties
(i) fail to respond within such five day period, (ii) elect by written notice to the Buying Parties within such five day period not to cure such objection or objections to title, or (iii) elect by written notice to the Buying Parties within such five day period to cure such objection or objections to title but fail to complete such cure within 10 days after giving such notice to the Buying Parties, then in each instance the Buying Parties shall have the right, at their option, to terminate this Agreement by written notice to the Selling Parties at any time on or prior to the Closing Date. Such termination of this Agreement by the Buying Parties shall not limit or affect any other right or remedy the Buying Parties may have under this Agreement, at law or in equity on account of any breach by the Selling Parties of this Agreement.

     9.3 Approvals, Consents. The Buying Parties shall (i) promptly file any notification and make any payment required of any Selling Party or Buying Party under the HSR Act relating to the Transactions with the United States Department of Justice and the Federal Trade Commission, (ii) respond to inquiries from the United States Department of Justice and the Federal Trade Commission in connection with such notification, (iii) request early termination or waiver of the waiting period under the HSR Act, and (iv) assist the Selling Parties in fulfilling their covenants in Section 8.1.18.

10.  Conditions Precedent to Obligations of the Buying Parties.

     All obligations of the Buying Parties hereunder to consummate the Transactions are subject to the satisfaction, or waiver in writing by the Buying Parties, at or prior to the Closing, of each of the following conditions:

     10.1 Representations, Warranties and Agreements. The representations and warranties of the Selling Parties contained in this Agreement and in the other Transaction Documents shall be true on and as of the Closing Date (except with respect to any changes contemplated by this Agreement). The Selling Parties shall have performed and complied with all respective agreements, conditions and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by them prior to or at the Closing.

     10.2 Certificates of Selling Parties. The Buying Parties shall have received a certificate from a duly authorized officer of each Selling Party, dated as of the Closing Date, reasonably satisfactory in form and substance to the Buying Parties and their counsel, certifying as to the matters specified in
Section 10.1 hereof. The matters set forth in such certificates shall constitute representations and warranties hereunder.

     10.3 Secretary's Certificates. The Buying Parties shall have received certificates, dated the Closing Date, of the Secretary of each of Seller, LTI and LTH with respect to (i) the incumbency and specimen signature of each officer or representative of such Selling Party executing this Agreement, the certificate referred to in Section 10.2 and the other Transaction Documents to which such Selling Party is a party, (ii) certifying that attached to the certificate is a true and complete copy of the Charter Documents and bylaws of such Selling Party, as in full force and effect at the time of the Closing, and
(iii) certifying that attached to the certificate are copies of resolutions duly adopted by the Board of Directors and shareholders of such Selling Party evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, all in such reasonable detail as the Buying Parties and their counsel shall request.

     10.4 Good Standing Certificates. The Buying Parties shall have received a certificate issued by the Secretary of State of the Commonwealth of Pennsylvania with respect to Seller and of each state in which Seller is qualified to do business as a foreign corporation as of a recent date before the Closing Date showing Seller to be validly existing or qualified as a foreign corporation in its states of existence and qualification, as the case may be, and in good standing and that all franchise taxes required to be paid and all reports required to be filed have been duly paid and filed, and with respect to the certificate of the Secretary of State of the Commonwealth of Pennsylvania, listing all documents filed and attaching certified copies thereof.

     10.5 Legal Matters. No Court Order shall have been issued or entered into that would be violated by consummation of any of the Transactions or has or may have a Material Adverse Effect, and no Litigation shall have been instituted or threatened which questions the validity or legality of the Transactions or which if successfully asserted might otherwise have a Material Adverse Effect or impose any additional material financial obligation on, or require the surrender of any material right by, any of the Buying Parties.

     10.6 No Material Adverse Effect or Damage. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect. No material damage to or destruction or loss of (whether or not covered by insurance) any of the Purchased Assets or affecting the Business shall have occurred.

     10.7 Actions and Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the Transactions or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for the Buying Parties, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

     10.8 Post-Signing Financial Statements. The Buying Parties shall have received the Post-Signing Financial Statements.

     10.9 Environmental Assessment. The Buying Parties shall have received an Environmental Assessment in form and substance satisfactory to the Buying Parties.

     10.10 Shareholder Approvals. LTI, LTH and Seller each shall have obtained shareholder approval of the Transactions.

     10.11 Consents. Except for Pre-Signing Customer Contracts and Post-Signing Customer Contracts (the procedures for which are set forth in Section 2.10), any Required Consents shall have been obtained, without any modification to any Contracts or Assigned Leases that the Buying Parties deem unacceptable.

     10.12 Ancillary Documents. The Selling Parties shall have executed and delivered all Transaction Documents to which they are intended to be parties, including the Escrow Agreement, the real property conveyances described in
Section 4.2.2, the assignments of the Assigned Leases described in Section 4.2.3, the Bill of Sale, Assignment and Assumption described in Section 4.2.4, the Trademark Assignment described in Section 4.2.5, the Radview License Agreement described in Section 4.2.6, the consent and release of First Union National Bank described in Section 4.2.7 and the certificate(s) of insurance described in Section 8.1.16.

     10.13 Legal Opinion. The Buying Parties shall have received a legal opinion of Pepper, Hamilton & Scheetz LLP, counsel for the Selling Parties, in substance and form reasonably satisfactory to the Buying Parties.

     10.14 Title Insurance and Surveys. The Buying Parties shall have received a title insurance policy or policies issued by reputable title insurance companies selected by the Buying Parties in form satisfactory to them and their counsel at regular rates insuring Buyer's title to the Real Property Owned as good and marketable, in fee simple and free of all Encumbrances except Permitted Encumbrances, and the Selling Parties shall have paid the cost to the Buying Parties of obtaining surveys of the Real Property Owned conforming to the ALTA/ACSM Class A standard.

     10.15 Fairness Opinion. LTI shall have received a written opinion from its financial adviser to the effect that the Transactions are fair, from a financial point of view, to the shareholders of LTI, which opinion shall be in effect as of the time of the solicitation of the approval of the shareholders of LTI of the Transactions and as of the Closing.

     10.16 Bank Consent and Release. The Selling Parties shall have obtained the consent and release of First Union National Bank substantially in the form of Exhibit G hereto.

     10.17 HSR Act Waiting Period. Any waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or terminated.

11.  Conditions Precedent to Obligations of the Selling Parties.

     All obligations of the Selling Parties hereunder to consummate the Transactions are subject to the satisfaction, or waiver in writing by the Selling Parties, at or prior to the Closing, of each of the following conditions:

     11.1 Representations, Warranties and Agreements. The representations and warranties of the Buying Parties contained in this Agreement and in the other Transaction Documents shall be true on and as of the Closing Date (except with respect to any changes contemplated by this Agreement). The Buying Parties shall have performed and complied with all respective agreements, conditions and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by them prior to or at the Closing.

     11.2 Legal Matters. No Court Order shall have been issued or entered that would be violated by consummation of any of the Transactions.

     11.3 Actions and Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the Transactions or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for the Selling Parties, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

     11.4 Shareholder Approval. LTI shall have obtained shareholder approval of the Transactions.

     11.5 Ancillary Documents. The Buying Parties shall have executed and delivered all Transaction Documents to which they are intended to be a party, including the Escrow Agreement.

     11.6 Legal Opinion. The Selling Parties shall have received a legal opinion of Morgan, Lewis & Bockius LLP, counsel for the Buying Parties, in substance and form reasonably satisfactory to the Selling Parties.

     11.7 Fairness Opinion. LTI shall have received a written opinion from its financial adviser to the effect that the Transactions are fair, from a financial point of view, to the shareholders of LTI, which opinion shall be in effect as of the time of the solicitation of the approval of the shareholders of LTI of the Transactions and as of the Closing.

     11.8 HSR Act Waiting Period. Any waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or terminated.

12.  Competition and Confidentiality by the Selling Parties.

     12.1 Noncompetition. From the Closing Date and to the end of the fifth year following the Closing Date, each Selling Party will not, directly or indirectly, unless acting in accordance with the written consent of the Buying Parties, engage in, own, manage, operate, finance or participate in the ownership, management, operation or financing of or permit its name to be used by or in connection with any business or enterprise engaged in the provision of NDT Services or the sale or lease of Products (other than products described in Schedule 12.1) in the United States. This Section 12.1 shall not be deemed to limit or restrict any Selling Party from (i) providing Dynamic Testing Services to or for Persons whether or not engaged in the NDT Services business or (ii) selling the products or conducting demonstrations solely in connection with the sale of the products described in Schedule 12.1 to or for Persons whether or not engaged in the NDT Services business.

     12.2 Confidentiality. Prior to the Closing and indefinitely thereafter, unless this Agreement is terminated, none of the Selling Parties shall, except as may be required by Law or Court Order, at any time reveal, divulge, communicate or make known to any Person (other than the Buying Parties or their agents or Affiliates) or, after the Closing, use in any way any information that relates to this Agreement, the Transactions or the Business (whether now possessed by the Selling Parties or furnished by the Buying Parties after the Closing Date), including, without limitation, all Trade Secrets, customer lists or other customer information, supplier information, marketing plans or proposals, financial information, personnel information or any data, written material, records or documents used by or relating to the Business that are of a confidential nature (collectively, the "Confidential Information").

     12.3 Affiliates. The terms of this Section 12 shall apply to each Selling Party and any of its Affiliates to the same extent as if they were parties hereto, and each Selling Party shall take whatever actions may be necessary to cause its Affiliates to adhere to the terms of this Section 12.

     12.4 Injunctive Relief. Each Selling Party acknowledges that the provisions of this Section 12 are reasonable and necessary to protect the interests of the Buying Parties, that any violation of this Section will result in an irreparable injury to the Buying Parties and that damages at law would not be reasonable or adequate compensation to the Buying Parties for violation of this Section. In the event of any breach or threatened breach by any Selling Party or any Affiliate thereof of any provision of this Section 12, the Buying Parties shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of such party under this Section 12. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages. In addition to any other available remedies, the Buying Parties shall be entitled to have the provisions of this Section 12 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security and to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 12. In the event that the provisions of this Section 12 shall ever be deemed to exceed the time, geographic, product or other limitations permitted by applicable Law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable Law. Each Selling Party acknowledges, however, that this Section 12 has been negotiated by the Parties and that the time, geographic and product limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business.

13.  Additional Covenants.

     13.1 Post-Closing Receipts. LTI, on behalf of the Selling Parties, and Buyer each will hold and will promptly transfer and deliver to the other Party, from time to time as and when received by them and, in the case of LTI, by Seller, any cash, checks with appropriate endorsements or other property that they may receive on or after the Closing that properly belongs to the other Party under the terms of this Agreement, and will account to the other for all such receipts.

     13.2 Bulk Transfer Laws. The Buying Parties hereby waive compliance by the Selling Parties with the provisions of any and all Laws relating to bulk transfer in connection with the sale of the Purchased Assets. The Selling Parties, jointly and severally, covenant and agree to indemnify and save harmless the Buyer Indemnified Parties from and against any and all Liabilities (including reasonable attorneys' fees) arising out of noncompliance with such bulk transfer Laws.

     13.3 Transfer Taxes. Seller and Buyer shall each pay at the Closing one-half of all state and local sales, documentary and other transfer Taxes, other than real estate transfer Taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets hereunder. Seller shall pay at the Closing all state and local real estate transfer Taxes, if any, due as a result of the purchase, sale or transfer of the Real Property hereunder.

     13.4 Termination of Non-Assumed Customer Contracts. The Selling Parties shall use commercially reasonable efforts to terminate effective no more than ten business days after the Closing Date any Non-Assumed Customer Contract that is not included within the Purchased Assets or for which the Buying Parties have not made the election pursuant to Section 2.10 to take a subcontract from Seller to perform NDT Services on behalf of Seller thereunder (each, a "Seller Remaining Contract"). In the event that the Selling Parties are unable to negotiate commercially reasonably terms relating to the termination of any Seller Remaining Contract, notwithstanding anything in Section 12.1 to the contrary, the Selling Parties may subcontract the performance of Seller's services thereunder to a third party.

     13.5 Seller Insurance Policy. The Selling Parties shall promptly deliver to Buyer any and all amendments, supplements or replacements to the certificate(s) of insurance for the Seller Insurance Policy specified in Section 8.1.16 as in force at all times during the period beginning on the Closing Date and ending on the date that is the second anniversary of the Closing Date, which certificate(s) shall at all times name the Buying Parties as additional insureds; provided, however, that the existence of any such insurance shall not be deemed to affect any indemnification obligations or limitation of Liability provided for in this Agreement.

     13.6 Administrative Assistance by the Selling Parties. Except as otherwise agreed, LTI shall provide such accounting, data processing and other support services to Buyer as are reasonably required in connection with the transfer of the Business to Buyer without cost to the Buying Parties for a period of not more than 60 days following the Closing Date and thereafter for an additional period of up to 120 days at a reasonable cost to be negotiated. The Selling Parties shall cooperate with the auditors of the Buying Parties in connection with the preparation of any report or filing required in connection with the Transactions, such cooperation to be provided by the Selling Parties at no cost to the Buying Parties.

     13.7 Further Assurances of the Selling Parties. From and after the Closing Date, each of the Selling Parties shall, at the request of a Buying Party, execute, acknowledge and deliver to such Buying Party, without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as a Buying Party may reasonably request (i) to transfer to and vest in Buyer, and protect its rights, title and interest in, all the Purchased Assets and (ii) otherwise to consummate the Transactions. In addition, from and after the Closing Date, each of the Selling Parties shall afford the Buying Parties and their counsel, accountants and other representatives access, during normal business hours, to any books and records relating to the Business that such Selling Party may retain as may reasonably be required in connection with the preparation of financial information or tax returns of a Buying Party.

     13.8 Further Assurances of the Buying Parties. From and after the Closing Date, the Buying Parties shall afford to LTI and its attorneys, accountants and other representatives access, during normal business hours, to such books and records relating to the Business as may reasonably be required in connection with the preparation of financial information for periods concluding on or prior to the Closing Date. The Buying Parties shall cooperate in all reasonable respects with LTI with respect to its former interest in the Business and in connection with financial account closing and reporting, including, without limitation, making employees of Buyer available to assist with, or provide information in connection with financial account closing and reporting, provided, that LTI reimburses the Buying Parties for their reasonable out-of-pocket expenses (including costs of employees so assisting) in connection therewith.

14.  Termination

     14.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

          14.1.1 by the mutual written consent of LTI and GE;

          14.1.2 by either the Selling Parties or the Buying Parties if the Closing has not taken place on or before November 1, 1997; provided, however, that no Party then in breach of any obligations hereunder shall have the right to terminate;

          14.1.3 by either the Selling Parties or the Buying Parties if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the Parties shall use their best efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;

          14.1.4 by the Buying Parties if any of the Selling Parties shall have breached, or failed to comply with, any of its obligations under this Agreement or any representation or warranty made by the Selling Parties shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect;

          14.1.5 by the Buying Parties (a) pursuant to Section 9.2 or (b) in the event the Buying Parties are not satisfied with the Environmental Assessment;

          14.1.6 by the Selling Parties if any of the Buying Parties shall have breached, or failed to comply with, any of its obligations under this Agreement or any representation or warranty made by the Buying Parties shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof; and

          14.1.7 by the Selling Parties if a Selling Party receives and accepts an Acquisition Proposal from any Person if, and only to the extent that,
     (a) in response to a written, bona fide, unsolicited Acquisition Proposal, the Board of Directors of LTI determines in good faith after consultation with its financial advisors that such Acquisition Proposal is superior than the Transactions to the shareholders of LTI, taking into account the ability of the Person making such Acquisition Proposal to finance the transactions contemplated by such Acquisition Proposal and such Person's ability to obtain any required regulatory and third party approvals for the transactions contemplated by such Acquisition Proposal, and (b) the Board of Directors of LTI, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of LTI to comply with its fiduciary duties to shareholders under applicable Law.

     14.2 Return of Documents. If this Agreement is terminated for any reason pursuant to this Section 14, each Party shall return to the other Party all documents and copies thereof which shall have been furnished to it by such other Party or, with the agreement of the other Party, shall destroy all such documents and copies thereof and certify in writing to the other Party any such destruction.

     14.3 Effect of Termination. If this Agreement is terminated by the Selling Parties or the Buying Parties as permitted under Section 14.1 and not as a result of a breach of a representation or warranty or the failure of any Party to perform its obligations hereunder, such termination shall be without Liability of any Party. If a Party terminates this Agreement as a result of a breach of a representation or warranty by the other Party or the failure of the other Party to perform its obligations hereunder, the nonbreaching Party shall be entitled to reimbursement from the breaching Party for all expenses incurred by or on behalf of the nonbreaching Party in connection with this Agreement and the Transactions as the exclusive remedy for any such breach or nonperformance. If this Agreement is terminated and the Transactions are not consummated as the result of (i) LTI's failure to obtain shareholder approval of the Transactions, which failure results from the withdrawal by the Board of Directors of LTI of its recommendation of approval for the Transactions or (ii) termination by the Selling Parties pursuant to Section 14.1.7, the Buying Parties shall be entitled to reimbursement from the Selling Parties, jointly and severally, of the total amount of (y) all expenses incurred by or on behalf of the Buying Parties in connection with this Agreement and the Transactions and (z) $1,000,000. The agreements contained in this Section 14.3 are an integral part of the Transactions and constitute liquidated damages and not a penalty. If one Party fails to promptly pay to the other any amounts due under this Section, the defaulting Party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the Prime Rate from the date such fee was required to be paid.

15.  Survival of Representations and Warranties; Indemnification.

     15.1 Survival of Representations and Warranties. Except as otherwise set forth in Section 15.6 and in this Section 15.1, all representations and warranties of the Parties shall survive for two years after the Closing Date; provided that there shall be no termination of any such representation or warranty as to which a claim, including an Unliquidated Claim, has been asserted prior to the termination of such survival period. All representations and warranties of the Selling Parties set forth in Sections 5.9, 5.10.1 and 5.14 shall survive indefinitely. All representations and warranties of the Selling Parties set forth in Section 5.16 shall survive the Closing and remain effective until 60 days after the expiration of the applicable statute of limitations for claims that might be asserted for matters related thereto. All representations, warranties and covenants contained herein shall not be deemed to be waived or otherwise affected by any investigation at any time made by or on behalf of any Party hereto. Except as otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities set forth in this Agreement shall survive indefinitely.

     15.2 Indemnification by the Selling Parties. "Sellers' General Liabilities" shall mean all Losses (other than Environmental Losses subject to Section 15.6) resulting from, arising out of, or incurred by any Buying Party or any of its Affiliates, or any of their respective successors or assigns and their respective directors, officers and employees (each a "Buyer Indemnified Party") after the Closing Date in connection with (i) any breach of any of the representations or warranties made by the Selling Parties in this Agreement,
(ii) any default by any Selling Party in respect of any of the covenants or agreements made by such Selling Party in this Agreement, (iii) any injuries to Persons, property or business by reason of defectiveness, improper design or manufacture or malfunction, or otherwise, of any product sold or services provided by any Selling Party, whether known or unknown, currently asserted or arising hereafter, if such claims are based upon or arise out of products sold or services performed on or prior to the Closing Date, (iv) any attempt by any Person to collect any Liability for Taxes under Treasury Regulation ss. 1.1502-6 (or any successor provision or any similar provision under state, local or foreign Laws), (v) any Liabilities arising from or incurred in connection with the performance of a Non-Assumed Customer Contract by Buyer after the Closing either pursuant to the election of the Buying Parties to (A) include such Non-Assumed Customer Contract within the Purchased Assets or (B) take a subcontract from Seller to perform NDT Services on Seller's behalf after the Closing under such Non-Assumed Customer Contract, which Liabilities, whether arising in tort or contract Law, exceed the sale price of such Non-Assumed Customer Contract or represent consequential damages, or (vi) any attempt (whether or not successful) by any Person to cause or require a Buyer Indemnified Party to pay any Liability of, or claim against, any Selling Party of any kind in respect of the operation of the Business prior to the Closing Date, to the extent not otherwise specified in this Section 15.2, specifically assumed under this Agreement or subject to an indemnity by the Buying Parties under the terms of this Agreement. Subject to the provisions of
Section 15.3 and to the further provisions of this Section 15, the Selling Parties shall, jointly and severally, indemnify all Buyer Indemnified Parties, and hold them harmless from, against and in respect of, any and all Sellers' General Liabilities.

     15.3 Limitations on Obligation of Selling Parties to Indemnify.

          15.3.1 Except as otherwise provided in Sections 15.1 and 15.6, the Selling Parties shall have no obligation to indemnify any Buyer Indemnified Party based solely upon any breach by a Selling Party of any representation or warranty as to which LTI has not received a Claim Notice within two years after the Closing Date.

          15.3.2 Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies available at law, in equity or otherwise against a Selling Party based on a willful misrepresentation or willful breach of warranty by a Selling Party hereunder.

          15.3.3 Notwithstanding anything to the contrary contained in this Agreement (including Section 15.6 hereof), the Selling Parties shall not have any liability for indemnification under this Agreement unless the aggregate of all Losses relating thereto for which the Selling Parties would, but for this Section 15.3.3, be liable exceeds on a cumulative basis $50,000 (the "Threshold"), and then only to the extent of such excess; provided, however, that such Threshold shall not apply to any Losses attributable to or arising out of an inaccuracy in any representation or warranty set forth in (a) Section 5.14.2, 5.14.3, 5.16, 5.19 or 5.29 or (b)
     Section 5.13 or 5.14.1 solely in connection with an inaccuracy in any representation or warranty relating to an environmental matter.

          15.3.4 The maximum aggregate amount of indemnifiable Losses that may be recovered by the Buyer Indemnified Parties from the Selling Parties under this Section 15 shall not exceed the amount of the Purchase Price.

          15.3.5 Subject to the limitation set forth below, the amount of any Losses for which indemnification by the Selling Parties is provided under
     Section 15 of this Agreement shall be net of the amount of any insurance proceeds actually recovered by a Buyer

     Indemnified Party pursuant to the Seller Insurance Policy (the "Insurance Proceeds"); provided, however, that notwithstanding this Section 15.3.5, any payment required under Section 15 shall accrue and become due and payable in full as provided herein at the time such payment obligation arises without taking into account any such Insurance Proceeds. In the event that Insurance Proceeds are actually recovered by a Buyer Indemnified Party after payment by the indemnifying Party of any amount required to be paid to a Buyer Indemnified Party under this Section 15, such Buyer Indemnified Party shall repay to the indemnifying Party, promptly after such recovery, any amount that the indemnifying Party would not have had to pay pursuant to this Section 15.3.5 had such recovery been made to the Buyer Indemnified Party at the time of the payment by the indemnifying Party.

     15.4 Indemnification by the Buying Parties. "Buyers' General Liabilities" shall mean all Losses resulting from, arising out of, or incurred by any Selling Party or any of its Affiliates, or any of their respective successors or assigns and their respective directors, officers and employees (each a "Seller Indemnified Party") after the Closing Date in connection with (i) any breach of any of the representations or warranties made by the Buying Parties in this Agreement, (ii) any default by any Buying Party in respect of any of the covenants or agreements made by such Buying Party in this Agreement, or (iii) any attempt (whether or not successful) by any Person to cause or require a Seller Indemnified Party to pay or discharge any Assumed Liability or any Liability of, or claim against, any Buying Party of any kind in respect of the operation of the Business on or after the Closing Date to the extent not specifically subject to an indemnity by the Selling Parties under the terms of this Agreement. Subject to the provisions of Section 15.5 and to the further provisions of this Section 15, the Buying Parties shall, jointly and severally, indemnify all Seller Indemnified Parties, and hold them harmless from, against and in respect of, any and all Buyers' General Liabilities.

     15.5 Limitations on Obligation of Buying Parties to Indemnify.

          15.5.1 The Buying Parties shall have no obligation to indemnify any Seller Indemnified Party based solely upon any breach by the Buying Parties of any representation or warranty as to which the Buying Parties have not received a Claim Notice within two years after the Closing Date.

          15.5.2 The maximum aggregate amount of indemnifiable Losses that may be recovered by the Seller Indemnified Parties from the Buying Parties under this Section 15 shall not exceed the amount of the Purchase Price.

     15.6 Environmental Losses.

          15.6.1 The following (whether or not they involve or result from breaches of any representation or warranty in this Agreement) shall constitute "Environmental Losses": (a) all Losses imposed or incurred under Environmental Law resulting from the storage or disposal or the emission, discharge, release or threatened release into the environment, by any Person of any Hazardous Substance at the Real Property or arising from or related to any

     Default under any Environmental Law at any time prior to the Closing Date,
     (b) all Losses resulting from the presence of any Hazardous Substance at any location other than the Real Property disposed of (directly or indirectly) from the Real Property at any time prior to the Closing Date,
     (c) all Losses resulting from the migration, leaking, leaching, flowing, emitting or other movement of Hazardous Substances from the Real Property or any such location at any time prior to the Closing Date, in each case requiring investigation, removal or remediation under Environmental Law,
     (d) all Losses arising from any noncompliance with Environmental Laws arising in connection with the Business on or before the Closing Date, and
     (e) any and all other Losses arising from or related to an Environmental Condition existing on or before the Closing Date.

          15.6.2 Subject to the other provisions of this Section 15.6, the Selling Parties shall, jointly and severally, indemnify all Buyer Indemnified Parties, and hold them harmless from, against and in respect of, any and all Environmental Losses; provided, however, that the Selling Parties' indemnification obligations relating to any remediation performed in connection with an Environmental Loss shall not extend beyond those actions required by applicable regulatory authorities under any Environmental Law; and provided further that any increased cost of any remediation that is attributable to activities or omissions of Buyer on or after the Closing Date shall be borne by the Buying Parties. Notwithstanding anything to the contrary contained in this Section 15.6.2, the Buying Parties may elect to perform any or all remediation and shall have no obligation to conduct remediation or otherwise in connection with a matter that is an Environmental Loss; provided, however, that the Buying Parties shall consult with LTI regarding the selection of third party vendors from the Buying Parties' approved vendor list to conduct any remediation that has been identified in the Buying Parties' pre-Closing Environmental Assessment.

          15.6.3 Buyer shall provide to LTI a copy of all information or reports that are provided by Buyer to any federal, state or local agency with regard to any matter related to Hazardous Substances that may constitute or result in an indemnification Liability for the Selling Parties. Buyer shall promptly provide to LTI copies of all reports or other information (including photographs), prepared, produced or obtained by Buyer relating to any such matter.

          15.6.4 Buyer shall afford LTI, its employees, agents and contractors, reasonable access to and rights to investigate the Real Property and inspect and copy all relevant documents and records relating to any Environmental Losses for which the Selling Parties have, or are alleged to have, responsibility. However, except to the extent prohibited by applicable Law or Court Order, the following conditions and agreements shall apply with respect to the foregoing: (a) no entry or investigation upon such Real Property shall be made except during normal business hours and then only upon reasonable advance notice to Buyer; (b) Buyer shall be entitled to require that any persons entering upon such Real Property shall be accompanied by a representative of Buyer at all times; (c) intrusive investigations, such as well-drilling or soil boring or testing of any substances, shall be permitted only to the extent that they do not materially interfere with the operations of the Business, upon demonstrated reasonable cause and to such extent as is consented to by Buyer, such consent not to be unreasonably withheld; (d) any samples taken shall be split between Buyer's and LTI's representatives if so requested by Buyer; (e) LTI shall provide to Buyer within five days after receipt thereof a copy of any report or other written information delivered to a Selling Party by any representative thereof or governmental representative with regard to any investigations or other activities of such representative upon the property of Buyer; and (f) to the extent the condition of any property of Buyer is disturbed in any material respect as a result of any such activities, the Selling Parties, jointly and severally, shall be responsible for all costs and expenses associated with restoring the property to substantially its condition prior to the occurrence of such activities.

     15.7 Procedures for Indemnification.

          15.7.1 In the case of a claim against the Selling Parties that may be covered at least in part by the Escrow Funds, a Buyer Indemnified Party shall pursue such claim in accordance with the Escrow Agreement. In the case of a claim against the Selling Parties that cannot be fully satisfied by the amount of Escrow Funds then maintained by the Escrow Agent, and in the case of any claim against the Buying Parties, the Indemnified Party may pursue whatever legal remedies may be available for recovery of Losses claimed from any indemnifying Party. Each Indemnified Party shall promptly give notice hereunder (the "Claim Notice") to the indemnifying Party and, to the extent applicable, in accordance with the Escrow Agreement, after becoming aware of any claim as to which recovery may be sought against the indemnifying Party because of the indemnity provided in this Section 15 or otherwise in this Agreement. After giving such Claim Notice, the Indemnified Party shall have the right to assume at its own expense the defense of any such action, suit or other proceeding, and any indemnifying Party, if so requested by the Indemnified Party, shall participate in any such action, suit or other proceeding or assume the defense thereof, with counsel satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to participate at its own expense in the defense of any such action, suit or other proceeding. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such Claim Notice (or by delay by an Indemnified Party in giving such Claim Notice) unless, and then only to the extent that, the rights and remedies of the indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such Claim Notice. The Claim Notice required hereunder shall specify the basis for the claim for indemnification to the extent ascertainable at the time of the Claim Notice. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall include an estimate of the amount of the claim in the Claim Notice to be provided pursuant to this Section 15.7.1, accompanied by a statement therein that the claim has not yet been liquidated (an "Unliquidated Claim"). In the event that an Indemnified Party gives a Claim Notice for an Unliquidated Claim relating to or arising from the breach of a representation or warranty prior to the termination of the survival period of a representation or warranty set forth in this
     Section 15, such survival
     period shall be tolled with respect to such Unliquidated Claim until it becomes finally resolved pursuant to the provisions of this Section 15. If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice within 30 days after the matter giving rise to the claim becomes finally resolved, and such second Claim Notice shall specify the amount of the claim.

          15.7.2 The indemnifying Party shall not, in the defense of such claim or any Litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent, which consent shall not be unreasonably withheld, of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or Litigation.

          15.7.3 If an indemnifying Party shall not, within 30 days after its receipt of the Claim Notice required by Section 15.7.1 hereof or in accordance with the Escrow Agreement or, in the case of an Unliquidated Claim, within 30 days after its receipt of the second Claim Notice described in Section 15.7.1, advise the Indemnified Party that the indemnifying Party denies the right of the Indemnified Party to indemnity in respect of the claim, then the amount of such claim shall be deemed to be finally determined between the Parties hereto. If the indemnifying Party shall notify the Indemnified Party that it disputes any claim made by the Indemnified Party, then the Parties hereto shall endeavor to settle and compromise such claim, and if unable to agree on any settlement or compromise, such claim for indemnification shall be settled by appropriate litigation, and any Liability established by reason of such settlement, compromise or litigation shall be deemed to be finally determined. Any claim that is finally determined in the manner set forth above shall be paid promptly by the indemnifying Party in cash.

     15.8 Payment of Indemnification Obligations. Each Party shall pay promptly to any Indemnified Party the amount of all Losses to which the foregoing indemnity relates.

     15.9 Interest on Unpaid Obligations. If all or part of any indemnification obligation under this Agreement is not paid when due, the indemnifying Party shall pay the Indemnified Party interest on the unpaid amount of such obligation for each day from the date the amount became due until it is paid in full, payable on demand, at the rate equal to the lower of (i) the maximum rate permitted by Law or (ii) two percent (2%) per annum plus the Prime Rate.

     15.10 Sole Remedies. Except with respect to the payment obligations specified in Sections 2.9, 10.14 and 14 and except to the extent the Buying Parties may be entitled to the remedy of specific performance or other injunctive relief pursuant to Section 12, the indemnification provisions set forth in Sections 3.3, 3.4, 13.2 and 15 and the provisions contained in the Escrow Agreement constitute the sole and exclusive remedies of the Parties hereto with respect to Losses arising out of or relating to this Agreement, and shall preclude the assertion by any Party of any other rights, or the seeking of any other remedies against any other Party for claims arising out of or relating to this Agreement.

16.  General.

     16.1 Expenses. Except as otherwise provided in this Agreement, and whether or not the Transactions shall be consummated, the Buying Parties and the Selling Parties shall each pay their own fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts, in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement.

     16.2 Limitation on Selling Parties' Representations. The Selling Parties have not made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Selling Parties, the Business or the Purchased Assets, other than those representations and warranties expressly made by the Selling Parties in this Agreement, and none of the Selling Parties will have or be subject to any Liability to the Buying Parties resulting from the Buying Parties' or their representatives' use of any financial information, projections, budgets or any other document or information, other than those representations and warranties expressly made by the Selling Parties in this Agreement, provided by or on behalf of the Selling Parties to the Buying Parties or their representatives. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN SECTION 5 AND IN SECTION 7.2, THE SELLING PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES TO THE BUYING PARTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY SELLING PARTY'S BUSINESS (INCLUDING, WITHOUT LIMITATION, THE BUSINESS), PROPERTIES (INCLUDING, WITHOUT LIMITATION, THE PURCHASED ASSETS), AND LIABILITIES OR OBLIGATIONS (INCLUDING, WITHOUT LIMITATION, THE ASSUMED LIABILITIES), WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.

     16.3 Publicity. The Parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable Law or any stock exchange regulations, no Party shall issue any such press release or make any such public statement without the consent of the other Party hereto.

     16.4 Amendment, Severability, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties hereto. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. No Party hereto shall assign or otherwise transfer this Agreement or any right, benefit or obligation hereunder (whether by operation of Law or otherwise) to any other Person without the prior written consent of the other Party, except in the case of a Buying Party, to a Person which is an Affiliate of such Buying Party. The Parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

     16.5 Waivers. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any provision of this Agreement in one or more instances shall operate or be construed as a waiver of any other condition or subsequent breach.

     16.6 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other Parties hereto:

          16.6.1 If to a Selling Party, to:

                 Liberty Technologies, Inc.
                 Lee Park
                 555 North Lane, Suite 6000
                 Conshohocken, PA 19428-2208
                 FAX: (610) 834-0601
                 Attention: R. Nim Evatt

                 With a copy to:

                 Pepper, Hamilton & Scheetz LLP
                 1235 Westlakes Drive, Suite 400
                 Berwyn, PA 19312
                 FAX: (610) 640-7835
                 Attention: James D. Rosener, Esquire

          16.6.2 If to GE or Buyer, to:

                 GE Nuclear Energy
                 175 Curtner Avenue
                 San Jose, CA 95125
                 FAX: (408) 925-1148
                 Attention: Jerry A. Miller

                 GE Nuclear Energy
                 175 Curtner Avenue
                 San Jose, CA 95125
                 FAX: (408) 925-1234
                 Attention: David R. Helwig

                 With copies to:

                 GE Nuclear Energy
                 175 Curtner Avenue, M/C 823
                 San Jose, CA 95125
                 FAX: (408) 925-5376
                 Attention: Harold J. Neems, Esquire

                 Morgan, Lewis & Bockius LLP
                 2000 One Logan Square
                 Philadelphia, PA 19103
                 FAX: (215) 963-5299
                 Attention: Howard L. Shecter, Esquire

     16.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), together with the other Transaction Documents, sets forth the entire agreement and understanding of the Parties hereto with respect to the Transactions and the other matters set forth herein and supersedes all prior agreements or understandings, oral and written, among the Parties hereto or otherwise with respect to the subject matter hereof.

     16.8 Interpretation. Unless the context of this Agreement clearly requires otherwise, (i) references to the plural include the singular, the singular the plural, the part the whole, (ii) references to any gender include all genders,
(iii) "or" has the inclusive meaning frequently identified with the phrase "and/or," (iv) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (v) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.










             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

     16.9 Governing Law. This Agreement shall be construed and interpreted in accordance with the Laws of the State of New York without regard to its provisions concerning conflict of Laws.

     16.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.


     IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the day and year first above written.


                                        GENERAL ELECTRIC COMPANY


                                        By:/s/ David R. Helwig
                                           ------------------------------------
                                           David R. Helwig
                                           General Manager, Nuclear Services


                                        GE INSPECTION SERVICES, INC.


                                        By:/s/ David R. Helwig
                                           ------------------------------------
                                           David R. Helwig
                                           President


                                        LIBERTY TECHNOLOGIES, INC.


                                        By:/s/ R. Nim Evatt
                                           ------------------------------------
                                           R. Nim Evatt
                                           President and Chief Executive Officer

                                        LTH DELAWARE, INC.


                                        By:/s/ R. Nim Evatt
                                           ------------------------------------
                                           R. Nim Evatt
                                           President


                                        LIBERTY TECHNICAL SERVICES, INC.


                                        By:/s/ R. Nim Evatt
                                           ------------------------------------
                                           R. Nim Evatt
                                           President